Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF

JULY 16, 2015

BY AND AMONG

AUTOLIV ASP INC.,

M/A-COM TECHNOLOGY SOLUTIONS INC.,

M/A-COM AUTO SOLUTIONS INC.,

AND, FOR THE LIMITED PURPOSE SPECIFIED HEREIN,

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

i

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v

TABLE OF SCHEDULES AND EXHIBITS

Schedule 1.1(a)	Business Assets
Schedule 1.1(b)	Permitted Liens: Intellectual Property Licenses
Schedule 6.2	Consents

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Contribution Agreement

Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 16, 2015 by and among (i) Autoliv ASP Inc., an Indiana corporation (“Purchaser”), (ii) M/A-COM Technology Solutions Inc., a Delaware corporation (“Seller”), (iii) M/A-COM Auto Solutions Inc., a Delaware corporation (the “Company”), and (iv) M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Holdings”), solely in its capacity as the guarantor of the Guarantied Obligations pursuant to Section 14.17 and for the purposes of Sections 6.6, 6.7, 9.2(f) and 13.2. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in Article I. Purchaser, Seller and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company;

WHEREAS, immediately prior to the Closing, Seller and certain of its Affiliates will transfer to the Company substantially all of the assets, properties and rights used in the operation of the Business, and assign certain liabilities related to the Business to the Company, pursuant to the Contribution Agreement; and

WHEREAS, at the Closing, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, upon the terms and subject to the conditions herein contained, all of the Company’s Common Stock, par value $1.00 per share (the “Shares”);

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means any written, bona fide offer, proposal or indication of interest with respect to (a) the acquisition of all or substantially all of the Shares or the assets of the Company, or (b) any merger, consolidation, recapitalization, reorganization, business combination or similar transaction involving the Company.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their respective spouses or domestic partners.

“Agreement” is defined in the Preamble.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, Federal Trade Commission Act of 1914, and all other Laws, including foreign merger control Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arbitrating Accountant” is defined in Section 2.6(b).

“Assumed Liabilities” means the Assumed Liabilities (as defined in the Contribution Agreement).

“Back Office IP” means Intellectual Property used to operate the corporate and administrative functions of the Business and not used in products sold by the Business. Back Office IP includes, but is not limited to, software used for accounting, manufacturing, document management, email, communications, personnel management, contract management, customer relationship management, sales and marketing, electronic data interchange, design tools, enterprise resource management. For the avoidance of doubt, Back Office IP shall not include any data used in the products sold by the Business, or in the design or manufacture of the products sold by the Business, where such data resides on design or manufacturing software.

“Balance Sheet” is defined in Section 3.6.

“Balance Sheet Date” is defined in Section 3.6.

“Base Purchase Price” is defined in Section 2.2(a).

“Benefit Plan” is defined in Section 3.19.

“Business” means the automotive module business of Seller and its Affiliates, which designs, develops and sells integrated global positioning system (GPS) modules and ECUs for commercial automotive applications.

“Business Assets” means all of the assets, properties and rights of Seller and its Affiliates primarily used in the conduct of the Business, directly or indirectly, of every type and description, real, personal, or mixed, tangible and intangible (including goodwill), wherever located and whether or not reflected on the books and records of Seller or such Affiliate, including the Business Intellectual Property and the other assets, properties and rights listed in Schedule 1.1(a).

“Business Day” means a day on which banks are open for business in Boston, Massachusetts, but does not include any day that is a Saturday, Sunday or a statutory holiday in Boston, Massachusetts.

“Business Intellectual Property” means all Intellectual Property other than Back Office IP owned by Seller, Holdings or Company that is (a) used in the conduct of the Business as currently conducted or (b) conceived, developed, or reduced to practice specifically for use in the Business. For the avoidance of doubt, Business Intellectual Property excludes any Intellectual Property owned by a third person (not including Seller or any of its Affiliates) and licensed to Seller, Holdings or Company.

“Cash and Cash Equivalents” means an aggregate amount equal to (a) all cash on hand in the Company’s bank and lock box accounts (including cash resulting from the clearance of checks deposited prior to the Closing, whether or not such clearance occurs before, on or after the Closing Date), net of all “cut” but un-cashed checks outstanding, plus (b) the fair market value of all marketable securities owned by the Company, plus (c) the amount of all cash and similar deposits and sureties held by third parties for the benefit of or as security for any obligation of the Company.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control Payments” means any and all management sale bonuses, transaction bonuses, change of control, retention or similar compensatory payments due or payable by the Company, Seller or one of its Affiliates to any Company Employee as a result of the consummation of the transactions set forth herein or the entry into this Agreement; provided that any of the foregoing payments that are triggered by a termination of employment that occurs at or following the Closing (including termination by Purchaser or any of its Affiliates that occurs at or following the Closing) shall not be a Change of Control Payment.

“Claim Notice” is defined in Section 10.7.

“Closing” is defined in Section 2.3(a).

“Closing Balance Sheet” is defined in Section 2.5.

“Closing Date” is defined in Section 2.3(a).

“Closing Estimate Payment” is defined in Section 2.3(b).

“Closing Statement” is defined in Section 2.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Employee” is defined in Section 7.2(a).

“Company Employee RSU” is defined in Section 9.2(f).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, primarily relating to Business Intellectual Property or Licensed Intellectual Property to which the Company, Seller or Holdings is a party, beneficiary or otherwise bound.

“Company’s Knowledge” means the actual or constructive knowledge, after reasonable inquiry, of the following persons: John Croteau, Robert Dennehy, Robert McMullan, Scott Nist, Kevin Rochford, and Robert Schilling.

“Confidential Information” is defined in Section 6.7.

“Confidentiality Agreement” is defined in Section 7.1.

“Consents” is defined in Section 6.2.

“Contribution Agreement” means the agreement attached hereto as Exhibit C pursuant to which Seller and Holdings, immediately prior to the Closing will (a) contribute all of the Business Assets to the Company and (b) assign the Assumed Liabilities to the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Copyrights” is defined in the definition of “Intellectual Property.”

“Credit Agreement” means the Credit Agreement, dated as of May 8, 2014, by and among Holdings, each lender from time to time party thereto, Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent, Swing Line Lender and a L/C Issuer, and the other agents and parties thereto.

“Damages” means all losses, levies, damages, liabilities, obligations, assessments, judgments, awards, sanctions, fines, penalties, reasonable attorneys’ fees, costs and expenses of investigating or defending a Third-Party Claim and reasonable costs and expenses arising from enforcing any indemnity claim pursuant to Article X.

“Data Room” means the Virtual Data Room (VDR) for Millennium in the RR Donnelley Venue hosted by RR Donnelley at www.rrdvenue.com.

“Deductible” is defined in Section 10.3(b).

“Determination Date” is defined in Section 2.7(e).

“Disclosure Schedule” is defined in Section 13.3.

“Dispute” is defined in Section 2.6(a).

“Dispute Notice” is defined in Section 2.6(a).

“Dispute Period” is defined in Section 2.6(a).

“Dispute Response” is defined in Section 2.6(a).

“Earn Out Benchmark” is defined in Section 2.7(a).

“Earn Out Dispute Notice” is defined in Section 2.7(b).

“Earn Out Payment” is defined in Section 2.7(a).

“Earn Out Period” is defined in Section 2.7(f).

“Earn Out Review Period” is defined in Section 2.7(b).

“ECUs” means electronic control units that enable network connected systems to leverage actionable location, time, compass and predictive data to develop an electronic horizon.

“Enforceability Exceptions” is defined in Section 3.3.

“Environmental Laws” means all Laws and Orders that pertain to environmental matters or contamination of the environment.

“Environmental Permits” means all Permits issued under or pursuant to Environmental Laws.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of the Company or Seller means any other entity which, together with the Company or Seller, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Escrow Agent” is defined in Section 2.3(c)(i).

“Escrow Agreement” is defined in Section 2.3(c)(i).

“Escrow Funds” is defined in Section 2.3(c)(i).

“Excess Amount” is defined in Section 2.4(b).

“Excluded Liabilities” means the Excluded Liabilities (as defined in the Contribution Agreement).

“Exclusivity Agreement” means that certain Exclusivity Agreement, dated April 29, 2015, by and between Purchaser and Seller.

“Extra-Contractual Statement” is defined in Section 13.1.

“Final Determination” means (a) a final, non-appealable determination by a court of competent jurisdiction, (b) a final, binding and non-appealable ruling by an arbitrator or other Person with similar authority, or (c) a negotiated settlement agreement between Seller or any other Seller Indemnitee, on the one hand, and Purchaser or any other Purchaser Indemnitee, on the other hand.

“Financial Statements” is defined in Section 3.6.

“FIRPTA” is defined in Section 2.9(b)(xiii).

“Ford Consent” is defined in Section 3.31.

“Forward-Looking Statements” is defined in Section 7.3.

“Fundamental Representation Claim” is defined in Section 10.3(c).

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Power and Authority; Authorization and Execution), Section 3.3 (Enforceability), Section 3.5 (Capitalization; Subsidiaries), Section 3.30 (Brokers), Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Power and Authority; Authorization and Execution), Section 4.3 (Enforceability), Section 4.5 (Title to Shares), and Section 4.6 (Brokers).

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied by Seller and the Company.

“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, (a) the Governing Documents of a corporation include its certificate of incorporation and bylaws, (b) the Governing Documents of a limited partnership include its certificate of limited partnership and its limited partnership agreement, and (c) the Governing Documents of a limited liability company include its certificate of formation and its limited liability company operating agreement.

“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory, including any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.

“Guarantied Obligations” is defined in Section 14.17(a).

“Guaranty Cap” is defined in Section 14.17(a).

“Hazardous Material” means any waste, substance or material, petroleum, petroleum product, flammable material, asbestos, toxic substance, radioactive materials, polychlorinated biphenyls, lead and lead-based paint; toxic mold or any other material or substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” contaminant,” or “pollutant” within the meaning of any Environmental Laws, including RCRA hazardous wastes and CERCLA hazardous substances.

“Holdings” is defined in the Preamble.

“HSR Act” is defined in Section 3.4.

“Immigration Laws” is defined in Section 3.20(h).

“Indebtedness” means the aggregate principal amount of, and accrued interest with respect to, all indebtedness for borrowed money of the Company; provided that the aggregate principal amount of, and accrued interest, fees, costs and expenses with respect to, indebtedness for borrowed money (other than direct borrowings of the Company) under the Credit Agreement will not constitute Indebtedness hereunder (it being agreed that any Liens under the Credit Agreement in respect of the Business Assets will be released effective as of the Closing.

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from a Party pursuant to Article X.

“Indemnifying Party” means, with respect to a particular matter, a Party who is or may be required to provide indemnification to another Person under Article X.

“Intellectual Property” means all intellectual property rights, in any jurisdiction throughout the world, including: (a) patents and patent applications including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other Governmental Authority-issued indicia of invention ownership (“Patents”); (b) trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names and similar designations of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, including any registration and applications for any of the foregoing (“Copyrights”); (d) trade secrets and other confidential information, inventions (whether or not patentable), know-how, proprietary processes, formula, algorithms, discoveries, improvements, technology, business and technical information, tools, techniques, models and methodologies and other proprietary information and all rights therein not otherwise described in clauses (a) through (c) (“Trade Secrets”); (e) database rights; and (f) Software.

“Intellectual Property Registrations” means any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, with respect to Intellectual Property other than Back Office IP.

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable law, statute, ordinance, regulation, code, treaty or other requirement having the force of law of any Governmental Authority.

“Liabilities” is defined in Section 3.7.

“Licensed Intellectual Property” means all Intellectual Property used or acquired for use in the Business (other than Back Office IP), in each case in which the rights and interests of Company, Seller or Holdings in such Intellectual Property are licensed from other Persons, including any of Seller’s Affiliates.

“Lien” means any charge, pledge, lien (statutory or other), security interest, option, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means (i) any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other such events, effects, circumstances, changes, occurrences, facts or developments, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or assets of the Company or the Business; provided, however, that none of the following will constitute or be deemed to have a Material Adverse Effect: any event, effect, circumstance, change, occurrence, fact or development resulting from or relating to (A) general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) general changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in applicable Laws, (F) the negotiation, execution, delivery or performance of this Agreement or any of the other Transaction Documents, or the announcement or consummation of any of the transactions contemplated hereby or thereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, but specifically excluding any impact thereof on the relationships with The Ford Company or Flextronics Logistics USA, Inc. or (G) the taking of, or failure to take, any action contemplated by this Agreement or any of the other Transaction Documents; provided further, however, that any event, effect, circumstance, change occurrence, fact or development referred to in clauses (A) through (E) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, effect, circumstance, change, occurrence, fact or development has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business, or (ii) a material adverse effect on the ability of the Company, Seller or Seller’s Affiliates to consummate the transactions contemplated by this Agreement and the Transaction Documents.

“Material Contract” is defined in Section 3.12.

“Minimum Employment Terms” is defined in Section 7.2(a).

“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) of ERISA.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (http://opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses).

“Order” means any applicable order, writ, injunction or decree of any Governmental Authority or arbitrator and any written, binding settlement or compliance agreement entered into in connection with any Proceeding.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Company, Seller and their respective Affiliates in the operation of the Business.

“Other Benefit Plan” means any bonus, deferred compensation, stock purchase, stock option, stock appreciation right, phantom stock right, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement other than a Pension Plan, Multiemployer Plan or Welfare Plan.

“Outside Date” is defined in Section 12.2(c).

“Party” or “Parties” is defined in the Preamble.

“Patents” is defined in the definition of “Intellectual Property.”

“Payoff Letters” is defined in Section 2.9(b)(v).

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA.

“Perkins” is defined in Section 14.16.

“Permits” means all licenses, permits, registrations and approvals of any Governmental Authority.

“Permitted Liens” means, collectively: (a) Liens set forth in Section 1.1 of the Disclosure Schedule or noted in the Financial Statements; (b) statutory Liens for Taxes, assessments, and other governmental charges that are not yet due and payable, that may thereafter be paid without penalty, or the validity of which is being contested in good faith by appropriate Proceedings, provided an appropriate reserve is established therefor; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into the Ordinary Course of Business; (d) easements, covenants, conditions, and restrictions of record; (e) easements, covenants, conditions, and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company, taken as a whole; (f) zoning and other governmentally established restrictions and encumbrances; (g) pledges and deposits to secure obligations under workers and unemployment compensation and similar Laws or to secure public or statutory obligations; (h) mechanic’s, materialman’s, supplier’s, vendor’s and similar Liens arising or incurred in the Ordinary Course of Business securing amounts that are not overdue for a period of more than 90 days or the validity of which is being contested in good faith by appropriate

Proceedings; (i) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs; (j) other imperfections of title, licenses, and encumbrances that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company; (k) in respect of the Shares, any restrictions on transferability imposed pursuant to securities Laws; (l) performance bonds securing the Company’s performance of contractual obligations; and (m) any license in Intellectual Property which is disclosed on Schedule 1.1(b).

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Pre-Closing Period” is defined in Section 6.1.

“Pre-Closing Statement” is defined in Section 2.3(b).

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date.

“Proceeding” means any litigation (in law or in equity), suit, arbitration, action, lawsuit, proceeding, charge, claim, investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitration in nature.

“Product Orders” is defined in Section 2.7(a).

“Product Revenue” is defined in Section 2.7(a).

“Purchase Price” is defined in Section 2.2.

“Purchaser” is defined in the Preamble.

“Purchaser Indemnitees” is defined in Section 10.2.

“Purchaser Plans” is defined in Section 7.2(b).

“RCRA” means the Resource Conservation and Recovery Act.

“Releases” is defined in Section 13.2.

“Related Party” means any of the directors, managers, officers, members, stockholders and partners of the Company.

“Remedial Action” is defined in Section 8.1(d).

“Restricted Business” is defined in Section 6.6(a).

“Section 338(h)(10) Election” is defined in Section 11.10.

“Securities Act” is defined in Section 5.6.

“Security Agreement” means the Security Agreement, dated as of May 8, 2014, by and among Holdings, the subsidiaries of Holdings identified therein and Goldman Sachs Bank USA, as Collateral Agent.

“Seller” is defined in the Preamble.

“Seller Indemnitees” is defined in Section 10.4.

“Shares” is defined in the Recitals.

“Shortfall Amount” is defined in Section 2.4(c).

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), applications, firmware and other code, including all source code, object code, application programming interfaces, documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of subpart (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses or (ii) is the managing director or general partner of such business entity. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Tax Benefits” means all federal, state, provincial, local, foreign or other income Tax losses, deductions, expenses or similar items incurred or deductible by the Company as a result of, in connection with or in anticipation of the transactions contemplated by this Agreement, including losses, deductions, expenses related to: (a) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements; (b) the payment of any change in control or stay bonuses, or similar compensatory amounts, to employees or other service providers to the Company; (c) the acceleration of deferred financing fees related to the repayment of Indebtedness; and (d) the payment of any Transaction Expenses.

“Tax Returns” means, collectively, all returns, declarations, reports, statements and other documents filed or required to be filed by the Company in respect of any Taxes, including any amendments thereto.

“Tax Sharing Agreement” is defined in Section 3.10(e).

“Taxes” means, collectively, all federal, state, provincial, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments in the nature of taxes (or unclaimed or abandoned property) of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Third-Party Claim” means any Proceeding that is asserted or overtly threatened by a Person other than one or more of the Parties, or any of their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Contribution Agreement and all of the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the Parties in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all of the Company’s expenses, fees or charges incurred prior to the Closing in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents or any offering or marketing materials and the consummation of the Closing or any of the other transactions contemplated by this Agreement, including (a) all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by the Company that have not been paid in full in cash as of immediately prior to the Closing, (b) all Change of Control Payments and (c) all financing fees related to the repayment of Indebtedness.

“Transfer Taxes” is defined in Section 11.5.

“Transition Services Agreement” is defined in Section 2.9(a)(ii).

“Welfare Plan” means any employee welfare benefit plan as defined in Section 3(1) of ERISA.

“Working Capital” means an amount equal to (a) the current assets of the Company, excluding Cash and Cash Equivalents, minus (b) the current liabilities of the Company, excluding Indebtedness and Transaction Expenses, in each case, determined in accordance with GAAP, except that in no event will any liability be used in the calculation of Working Capital to the extent (x) such liability will not be a liability of Purchaser or any of its Affiliates (including the Company) after the Closing or (y) Seller or any of its Affiliates (other than the Company) is obligated to pay, or reimburse Purchaser or any of its Affiliates (including the Company) for the payment of, such liability under the terms of any Transaction Document.

“Working Capital Target” is defined in Section 2.2(b).

Section 1.2 Rules of Construction. In this Agreement: (a) the words “herein,” “hereof,” “hereto,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (b) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (c) unless otherwise required by the context in which they appear, the terms “assets” and “properties” are used interchangeably; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect as of the date hereof, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule or Exhibit is to an article, section, schedule, disclosure or exhibit, respectively, of this Agreement; (i) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (j) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; (k) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and (l) any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. The Parties participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents, and each Party was represented by legal counsel in connection with this Agreement and the other Transaction Documents, and each Party and each Party’s counsel have reviewed and revised this Agreement and the other Transaction Documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement the other Transaction Documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the terms hereof or thereof.

ARTICLE II.

PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1 Agreement to Purchase and Sell Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of the Shares free and clear of all Liens other than any restrictions on transferability imposed pursuant to securities Laws.

Section 2.2 Purchase Price. The aggregate consideration payable hereunder by Purchaser to Seller for the sale of the Shares to Purchaser is equal to:

(a) $100,000,000 (such amount, the “Base Purchase Price”); plus

(b) the amount, if any, by which the Working Capital as of immediately prior to the Closing is greater than $10,000,000 (such target amount, the “Working Capital Target”), or minus the amount, if any, by which the Working Capital Target is greater than the Working Capital as of the close of business on the Business Day immediately preceding the Closing Date; minus

(c) the amount of Indebtedness outstanding as of immediately prior to the Closing; minus

(d) the amount of the Transaction Expenses outstanding as of immediately prior to the Closing (the sum of the amounts determined pursuant to clauses (a), (b), (c) and (d) being referred to herein as the “Purchase Price”); plus

(e) the Earn Out Payment, if any.

Section 2.3 Closing and Closing Payments.

(a) The transactions contemplated by this Agreement will be consummated (the “Closing”) remotely by electronic exchange of documents required to be delivered in connection with the Closing two Business Days following the satisfaction or waiver of the conditions to the Closing set forth in Article IX (other than conditions to the Closing with respect to actions that the respective Parties will, or would customarily be expected to, take at the Closing itself) or on such other date, or at such other time or place, as may be mutually agreed upon by Seller and Purchaser. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of 12:00 a.m., Eastern Time, on the Closing Date.

(b) For purposes of the Closing, not later than three days prior to the Closing Date, Seller will prepare and deliver to Purchaser a statement (the “Pre-Closing Statement”) that includes a good faith estimate of the Purchase Price (the “Closing Estimate Payment”) based upon the most recent ascertainable financial information of the Company as of the close of business on the Business Day immediately preceding the Closing Date, including the Payoff Letters and a statement of Transaction Expenses. The Pre-Closing Statement shall also contain an estimated balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date. The final Purchase Price will be determined, and any necessary adjustment payments will be made, following the Closing in accordance with the provisions of Sections 2.4, 2.5, 2.6 and 2.7.

(c) Subject to the delivery of the items set forth in Section 2.9(b), at the Closing, Purchaser will make the following payments as indicated below:

(i) $18,000,000 of the Closing Estimate Payment (the “Escrow Funds”) will be deposited with Wells Fargo Bank, National Association, a national banking association (together with its successors and permitted assigns, the “Escrow Agent”), and held, invested, and distributed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the Closing by Purchaser, Seller and the Escrow Agent in substantially the form of Exhibit A attached hereto (as amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”); and

(ii) the remainder of the Closing Estimate Payment will be delivered to Seller or as directed by Seller by wire transfer of immediately available funds to the bank account designated by Seller at least two Business Days before the Closing Date.

(d) Subject to the delivery of all of the items set forth in Section 2.9(b), at the Closing, Purchaser will pay, or will cause the Company to pay, in cash by wire transfer of immediately available funds (i) the Indebtedness set forth in the Payoff Letters in accordance with the wire transfer instructions set forth in the Payoff Letters, and (ii) the Transaction Expenses set forth in the statement of Transaction Expenses included in the Pre-Closing Statement in accordance with the wire transfer instructions set forth on such schedule.

Section 2.4 Purchase Price Adjustment.

(a) Following the Closing, the Purchase Price will be finally determined in accordance with the adjustments and procedures set forth in this Section 2.4 and Sections 2.5 and 2.6.

(b) If the final Purchase Price is greater than the Closing Estimate Payment (such excess, the “Excess Amount”), then Purchaser will pay to Seller, within two Business Days following the final determination of the final Purchase Price, by wire transfer of immediately available funds to a bank account designated by Seller, an amount in cash equal to the Excess Amount.

(c) If the final Purchase Price is less than the Closing Estimate Payment (such shortfall, the “Shortfall Amount”), then Seller shall, within two Business Days following the final determination of the final Purchase Price, pay to Purchaser an amount equal to the Shortfall Amount by wire transfer of immediately available funds to a bank account designated by Purchaser.

Section 2.5 Preparation of the Closing Balance Sheet. The amount of Working Capital, Indebtedness, and Transaction Expenses included in the calculation of the Purchase Price will be determined from a balance sheet of the Company as of immediately prior to the Closing (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared by Purchaser in accordance with GAAP. Purchaser shall deliver Purchaser’s calculation of the Purchase Price and the Closing Balance Sheet (collectively, the “Closing Statement”) to Seller on or before the date that is 60 days after the Closing Date. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Working Capital, Indebtedness, Transaction Expenses and the final Purchase Price pursuant to this Section 2.5 is to adjust for inaccuracies in the estimates of the amounts of Working Capital, Indebtedness, and Transaction Expenses set forth in the Pre-Closing Statement and to determine the final Purchase Price, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the amounts of Working Capital, Indebtedness, or Transaction Expenses or the final Purchase Price. Notwithstanding any changes to the foregoing items under this Section 2.5, the Closing Balance Sheet will be deemed issued immediately prior to the Closing for purposes of GAAP and for purposes of determining the impact of any subsequent events on the Closing Balance Sheet.

Section 2.6 Disputes Regarding Closing Balance Sheet.

(a) Seller will have from the time the Closing Statement is delivered to it until 5:00 p.m., Eastern time, on the date that is 30 days after the date of such delivery (such period, the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Balance Sheet that affect the calculation of the final Purchase Price or any error in the determination of the final Purchase Price set forth in the Closing Statement (the “Dispute”), but only on the basis that the amounts reflected in the Closing Statement are inaccurate or were not prepared in accordance with the requirements of Section 2.5. If Seller does not deliver to Purchaser within the Dispute Period a written notice of the Dispute that sets forth in reasonable detail the elements and amounts with which Seller disagrees (the “Dispute Notice”), then the Closing Statement will be deemed to have been accepted and agreed to by Seller in the form in which it was delivered to Seller and will be final and binding upon the Parties. If Seller delivers the Dispute Notice to Purchaser within the Dispute Period, then Purchaser and Seller will attempt to resolve the Dispute and agree in writing upon the final content of the disputed Closing Statement within 15 days after delivery of the Dispute Notice. Any amounts reflected in the Closing Statement that are not disagreed to by Seller in the Dispute Notice shall be deemed to have been accepted and agreed to by Seller and will be final and binding upon the Parties. If Seller and Purchaser are unable to resolve each element of the Dispute within such 15-day period, Purchaser will within 15 days after receipt of the Dispute Notice, notify Seller of its disagreement, which notice will set forth in reasonable detail the elements and amounts with which Purchaser disagrees (the “Dispute Response”). If Purchaser does not deliver to Seller within such 15-day period a Dispute Response, then Seller’s calculation of the Purchase Price as set forth in the Dispute Notice will be deemed to have been accepted and agreed to by Purchaser. Additionally, those items in the Dispute Response which Seller and Purchaser are able to agree in writing within such 15-day period shall be considered final and binding upon the Parties.

(b) If Purchaser timely delivers the Dispute Response, Purchaser and Seller will jointly engage as the arbitrator of the Dispute one or more independent members of the dispute resolution group of PricewaterhouseCoopers LLP or, if such Person refuses to accept such appointment, another nationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Purchaser, Seller, the Company or any of their respective Affiliates during the past three years (such Person, the “Arbitrating Accountant”). If Seller and Purchaser are unable to agree on the identity of the Arbitrating Accountant within 15 days after Purchaser’s delivery of the Dispute Response, either Seller or Purchaser may request that the American Arbitration Association appoint an independent third party accounting firm meeting the aforementioned requirements to serve as the Arbitrating Accountant. The Arbitrating Accountant’s sole function will be to resolve each element of the Dispute that has not been resolved by Seller and Purchaser, to revise the Closing Balance Sheet to reflect such resolutions and to calculate the Purchase Price based on the elements and amounts reflected on the revised Closing Balance Sheet.

(c) In connection with the resolution of the Dispute, the Arbitrating Accountant will limit its review to the unresolved elements or amounts set forth in the Dispute Notice and the Dispute Response. The Arbitrating Accountant may, at its discretion, conduct one or more conferences concerning the Dispute, at which conferences each of Seller and Purchaser will have the right to present additional documents, materials and other information they reasonably deem are relevant to the Arbitrating Accountant’s determination and to have present their respective advisors, counsel and accountants; provided that Purchaser and Seller will be limited by their respective positions in the Dispute Notice and the Dispute Response. In connection with the resolution of the Dispute, there shall not be any other hearings or oral examinations, testimony, depositions, discovery or other similar Proceedings. Each of Seller and Purchaser will make available to the other Party and the Arbitrating Accountant, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as such Party or the Arbitrating Accountant may reasonably request to review the Closing Balance Sheet and to resolve the Dispute.

(d) The Arbitrating Accountant will as promptly as possible, and in any event within 15 days after the date of its appointment, render its decision on each element in the Dispute in writing to Seller and Purchaser, together with a revised Closing Balance Sheet reflecting its decision and a revised Closing Statement reflecting its calculation of the Purchase Price based on the elements and amounts reflected on the revised Closing Balance Sheet. In resolving the Dispute, the Arbitrating Accountant will be bound by the provisions of this Agreement and may not revise any element of the Closing Balance Sheet that is not contested in the Dispute Notice or the Dispute Response or assign a value to any disputed element of the Closing Balance Sheet greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party in the Dispute Notice or the Dispute Response. Each of the Arbitrating Accountant’s decision, the revised Closing Balance Sheet and the revised calculation of the Purchase Price will be final and binding upon the Parties, and judgment may be entered on the award. Seller and Purchaser shall share the fees and expenses of the Arbitrating Accountant in inverse proportion to the relative amounts subject to the Dispute determined in favor of such Party, in accordance with the following formulas: (i) Purchaser shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Seller and the denominator of which is the total dollar amount subject to the Dispute and (ii) Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Purchaser and the denominator of which is the total dollar amount subject to the Dispute.

Section 2.7 Earn Out Payment.

(a) If, as of the close of business on September 30, 2019, the sum of (i) the total revenue (determined in accordance with GAAP) of Purchaser and its Affiliates (including the Company) resulting from sales of ECUs from the Closing up to and including September 30, 2019 (the “Product Revenue”) and (ii) the total dollar value of committed customer orders received by Purchaser and its Affiliates (including the Company) for ECUs that have been scheduled for delivery to such customer and represented by valid purchase orders as of the close of business on September 30, 2019 (the “Product Orders”) equals or exceeds $86,700,000 (the “Earn Out Benchmark”), Purchaser shall pay to Seller an amount of $30,000,000; provided, however, that if the aggregate amount of the Product Revenue and the Product Orders is less than the Earn Out Benchmark, then Purchaser shall pay to Seller an amount equal to (i) $30,000,000 multiplied by (ii) the percentage of the Earn Out Benchmark represented by the aggregate amount of the Product Revenue and the Product Orders, all as more particularly set forth in this Section 2.7. Any payment due under this Section 2.7 is referred to herein as the “Earn Out Payment” and is subject to Purchaser’s right of offset set forth in Section 10.3(i).

(b) Within 60 days of the expiration of the Earn Out Period, Purchaser shall deliver to Seller, with reasonable detail, its calculation of the Earn Out Payment, if any, and the components thereof. The Earn Out Payment shall be determined and calculated in accordance with GAAP. Following receipt of the calculation of the Earn Out Payment, if any, Seller shall be afforded a period of 30 days to review the same. To assist in any such review, Purchaser shall reasonably make available to Seller, upon request and during normal business hours, worksheets and other papers prepared in connection with the preparation of the calculation of the Earn Out Payment and the components thereof. At or before the end of the 30-day review period (the “Earn Out Review Period”), Seller shall either accept the calculation of the applicable Earn Out Payment or deliver to Purchaser a written notice disputing the same (a “Earn Out Dispute Notice”) setting forth a reasonable description of Seller’s objections and the amount of the adjustment to the Earn Out Payment which Seller believes should be made. Any items not identified within the Earn Out Dispute Notice shall be considered final and binding upon the Parties. If Purchaser’s calculation of the Earn Out Payment reflects that the Earn Out Payment is due to Seller and Seller objects in the Earn Out Dispute Notice that such calculated amount is too small, then, within five Business Days following Seller’s delivery of the Earn Out Dispute Notice, Purchaser shall pay to Seller Purchaser’s calculated amount of such Earn Out Payment by wire transfer of immediately available funds in accordance with instructions given by Seller to Purchaser, and the Parties shall proceed with the provisions of Section 2.7(c) as to the amount of the additional Earn Out Payment Seller believes is due to Seller. If no Earn Out Dispute Notice is delivered within the Earn Out Review Period, then the calculation of the Earn Out Payment shall be deemed to have been accepted by Seller.

(c) In the event that an Earn Out Dispute Notice is delivered in accordance with Section 2.7(b), Purchaser and Seller shall attempt in good faith to resolve the objections set forth therein within 30 days of Purchaser’s receipt of such Earn Out Dispute Notice. If Purchaser and Seller are unable to resolve all of the objections set forth in the Earn Out Dispute Notice within such 30-day period, any remaining objections related to the calculation of the Earn Out Payment shall be finally resolved by the Arbitrating Accountant who shall resolve any remaining disagreements in accordance with the provisions set forth in Sections 2.6(b), (c) and (d) mutatis mutandis. Purchaser and Seller shall fully cooperate with the Arbitrating Accountant. The decision of the Arbitrating Accountant shall be conclusive and binding upon the Parties, except in the case of manifest error.

(d) Upon final determination of the amount of the Earn Out Payment in accordance with Section 2.7(b) or Section 2.7(d) (the “Determination Date”), Purchaser shall pay to Seller the Earn Out Payment, as applicable, as finally determined within five Business Days of the Determination Date, by wire transfer of immediately available funds in accordance with instructions given by Seller to Purchaser.

(e) Notwithstanding anything herein to the contrary, if the Product Revenue following the Closing and prior to September 30, 2019 exceeds the Earn Out Benchmark, then Purchaser shall pay to Seller $30,000,000 within ten days after the end of the calendar month in which the Product Revenue first exceeds the Earn Out Benchmark, and thereafter no additional payments will be required pursuant to this Section 2.7. Any payment due under this Section 2.7(e) is subject to Purchaser’s right of offset set forth in Section 10.3(i).

(f) From the Closing Date until September 30, 2019 (the “Earn Out Period”), Purchaser covenants and agrees to the following: (i) Purchaser shall keep records sufficient to calculate the Earn Out Payment; (ii) upon Seller’s request during normal business hours, Purchaser shall reasonably make available to Seller and its advisors the records, worksheets and other supporting workpapers prepared in connection with the calculation of the Earn Out Payment for any period covered by this Agreement; (iii) neither Purchaser nor any of its Affiliates (including the Company) shall take any action that is primarily intended to impede Seller’s ability to earn the maximum Earn Out Payment; and (iv) Purchaser and its Affiliates (including the Company) shall operate the Business during the Earn Out Period in a commercially reasonable manner; provided, however, if the Earn Out Payment is paid to Seller prior to the expiration of the Earn Out Period as set forth in Section 2.7(e), Purchaser’s obligations set forth in this Section 2.7(f) shall terminate on the date the Earn Out Payment is paid to Seller. For purposes of this Section 2.7(f), “commercially reasonable manner” means, among other things, providing the Business with a level of administrative, development, maintenance, internal or outsourced manufacturing, quality, sales and marketing support that is consistent with the support currently being provided to the Business by Seller and providing the Business with working capital funding that is appropriate for a business of the Business’ size and industry.

Section 2.8 [Reserved].

Section 2.9 Closing Deliveries. At the Closing, the Parties will deliver the documents and instruments that are set forth in this Section 2.9.

(a) Subject to the delivery of the items set forth in Section 2.9(b), at the Closing, Purchaser will execute or deliver or make available, as applicable, to Seller (or such other Person as indicated below) all of the following:

(i) a counterpart of the Escrow Agreement, executed by Purchaser;

(ii) a counterpart of a transition services agreement, in substantially the form of Exhibit B attached hereto (as amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Transition Services Agreement”), executed by Purchaser;

(iii) a certificate of good standing of Purchaser, issued not more than ten Business Days prior to the Closing Date by the secretary of state of Indiana;

(iv) a certificate of the secretary of Purchaser certifying as complete and accurate a copy of the resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Purchaser hereunder; and

(v) a closing certificate executed by Purchaser to the effect that the conditions set forth in Section 9.1 have been satisfied.

(b) Subject to the delivery of the payments set forth in Section 2.3(c) and Section 2.3(d) and the documents and instruments set forth in Section 2.9(a), at the Closing, Seller or the Company, as applicable, will execute or deliver or make available, as applicable, to Purchaser (or such other Person as indicated below) all of the following:

(i) certificates representing all of the issued and outstanding Shares, duly endorsed in blank or with duly executed stock transfer powers attached, or, in the case of any lost, stolen or destroyed certificates with respect to any Shares, an affidavit of lost certificate with respect to such Shares;

(ii) a counterpart of the Escrow Agreement, executed by Seller and the Escrow Agent;

(iii) a counterpart of the Transition Services Agreement, executed by Seller;

(iv) a true, correct and complete copy of the Contribution Agreement, executed by each of the Persons party thereto;

(v) copies of all bills of sale, endorsements, assignments, licenses and other good and sufficient instruments of conveyance and transfer and any other instruments necessary, all in form and substance reasonably satisfactory to Purchaser, to vest in the Company all of Seller’s and its Affiliate’s rights, title, and interest in and to all of the Business Assets, including any documentation necessary to perfect and record the transfer of the Business Intellectual Property with the U.S. Patent and Trademark Office;

(vi) a payoff letter issued by each holder of Indebtedness not more than five Business Days prior to the Closing Date, which sets forth (A) the amount required to repay in full all Indebtedness owed to such holder on the Closing Date, (B) the wire transfer instructions for the repayment of such Indebtedness to such holder, and (C) a release of all Liens granted by the Company to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness (collectively, the “Payoff Letters”);

(vii) evidence of the release of all obligations of the Company under the Credit Agreement, the Security Agreement and any other documents related thereto, including a release of all Liens granted by the Company pursuant thereto;

(viii) evidence and documentation that any Person holding security interests or Liens, on behalf of itself its successors, legal representatives and assigns, has terminated, released and discharged its security interest in and to the Intellectual Property in Section 3.18(a) of the Disclosure Schedule, and all other right, title, and interest in and to such Intellectual Property, and has assigned or reassigned to the Company any and all such right, title and interest that it may have had in such Intellectual Property;

(ix) the written resignations, effective as of the Closing Date, of the directors and officers of the Company requested by Purchaser to resign as of the Closing;

(x) true and correct copy of each Consent in form and substance reasonably satisfactory to Purchaser;

(xi) evidence of the termination of any Tax Sharing Agreements;

(xii) all books and records of the Company (which, for the avoidance of doubt, shall not include any books and records of Seller);

(xiii) a certificate in compliance with the United States Foreign Investment in Real Property Tax Act (“FIRPTA”), certifying that the Shares do not constitute U.S. real property interests for which withholding may be required under FIRPTA;

(xiv) certificates of good standing, dated not more than ten Business Days prior to the Closing Date issued by the Secretary of State of the State of Delaware for each of the Company and Seller and by each state in which the Company is qualified to do business as a foreign corporation;

(xv) a certificate of the secretary of the Company certifying as complete and accurate a copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by the Company hereunder;

(xvi) a certificate of the secretary of Seller certifying as complete and accurate a copy of the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Seller hereunder;

(xvii) a closing certificate executed by an officer of the Company to the effect that the conditions set forth in Section 9.2 have been satisfied with respect to the Company, and that all documents to be executed and delivered by the Company in connection with the Closing have been executed by duly authorized officers of the Company;

(xviii) a closing certificate executed by an officer of Seller to the effect that the conditions set forth in Section 9.2 have been satisfied with respect to Seller, and that all documents to be executed and delivered by Seller in connection with the Closing have been executed by duly authorized officers of Seller; and

(xix) a true, correct and complete updated Section 3.12(g) of the Disclosure Schedule as of no earlier than two Business Days prior to the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Company and Seller, jointly and severally, hereby make the representations and warranties with respect to itself, the Company and the Business, as applicable, to Purchaser that are set forth in this Article III.

Section 3.1 Organization, Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Company has full corporate power and authority to own, lease and operate all of its properties and assets and to carry on the Business as presently conducted and is qualified as a foreign corporation and is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of all jurisdictions where the nature of the Business or the nature and location of its assets requires such qualification and where the failure to so qualify would have a Material Adverse Effect.

Section 3.2 Power and Authority; Authorization and Execution. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and the performance of the Company’s obligations pursuant to, this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party have been duly and validly approved by the board of directors of the Company. No other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is, or at the Closing will be, a party and the consummation by the Company of the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by a duly authorized officer of the Company.

Section 3.3 Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”). At the Closing, the Transaction Documents to be executed and delivered by the Company will be duly executed and delivered by the Company and will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 3.4 Consents; Non-contravention. Except for filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and as set forth in Section 3.4 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is, or at the Closing will be, a party or the consummation of the transactions contemplated herein and therein, except for any such notice, filing, authorization, consent, Order or approval the failure of which to make or obtain would not have a Material Adverse Effect. Neither the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, including the Contribution Agreement, to which the Company is, or at the Closing will be, a party, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of the Company; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any Material Contract, permit, indenture, mortgage, debenture, note or other instrument to which the Company or the Business is a party, subject or otherwise bound; (c) violate any applicable Law or Order to which the Company or any of the assets or businesses of the Company is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Shares or any Business Assets, except, in the case of clauses (b), (c) and (d) above, for any such conflict, breach, default, event, loss, violation, creation or imposition as would not have a Material Adverse Effect.

Section 3.5 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 750 shares of common stock, $1.00 par value per share, all of which are issued and outstanding and none of which are held by the Company as treasury stock. Seller is the record and beneficial owner of all the Shares, free and clear of any and all Liens other than any restrictions on transferability imposed pursuant to securities Laws. The Shares have been validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character obligating the Company to issue, sell or transfer any equity securities of any kind. The Company is not a party to, or otherwise bound by, and has not granted, any stock appreciation rights, participations, phantom equity or similar rights. The Company does not hold or beneficially own any direct or indirect interest in any Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

Section 3.6 Financial Statements. Copies of the internally-prepared balance sheets and statements of income of the Business as of and for the 12-month periods ended September 30, 2012, September 30, 2013 and September 30, 2014 and the six-month period ended March 31, 2015 (the “Financial Statements”) are contained in Section 3.6 of the Disclosure Schedule. The Financial Statements have been prepared from the books and records of Seller and its Affiliates and present fairly, in all material respects, the financial position of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods covered by such statements, in accordance with GAAP consistently applied through the periods covered thereby, except as disclosed therein and except for (a) normal and customary year-end adjustments, (b) the omission of footnote disclosures required by GAAP, and (c) the exceptions set forth in Section 3.6 of the Disclosure Schedule. For the purposes hereof, the balance sheet of the Company as of July 3, 2015 is referred to as the “Balance Sheet,” and July 3, 2015 is referred to as the “Balance Sheet Date.”

Section 3.7 Undisclosed Liabilities. Neither Seller nor the Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date, and (c) those incurred in connection with the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby. The books, records, and accounts of Seller or its Affiliates maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of Seller with respect to the Business. Except as set forth in Section 3.7 of the Disclosure Schedule, prior to the contribution of the Business Assets and the assignment of the Assumed Liabilities to the Company pursuant to the Contribution Agreement, the Company will have no Liabilities.

Section 3.8 Title and Condition of Tangible Assets. Set forth in Section 3.8 of the Disclosure Schedule is a true and correct list of all of the material tangible assets which are owned by Seller or the Company and used in the Business. Except as set forth in Section 3.8 of the Disclosure Schedule, Seller or the Company has good and valid title to, or a valid leasehold interest in, all of the tangible assets used in the conduct of the Business, in each case free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.8 of the Disclosure Schedule, upon completion of the transactions contemplated by the Contribution Agreement and the related transfer agreements, the tangible rights, assets and properties of the Company will include all of the material tangible rights, assets and properties necessary to conduct the Business as currently conducted. The tangible assets which are owned by Seller or the Company and used in the Business, taken as a whole, are in good operating condition and repair, normal wear and tear excepted.

Section 3.9 Insurance. Prior to the Closing, Seller or the Company has maintained insurance policies in scope and amounts sufficient for all requirements of applicable Law with respect to the Business and the Business Assets. Except as set forth in Section 3.9 of the Disclosure Schedule, there are no claims related to Business or the Business Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, in each case, by the applicable insurance carrier in a written notice. Neither Seller nor the Company is in material default under, nor has otherwise failed to comply in any material respect with, any material provision contained in any such insurance policy.

Section 3.10 Taxes.

(a) The Company has filed all Tax Returns that were required to be filed on or prior to the due date for such Tax Returns. The Company has paid all Taxes due and owing by Company (whether or not shown on any Tax Return). All Tax Returns were, at the time they were filed, true, correct and complete in all respects. There are no Liens for Taxes (other than Taxes not yet due or payable) upon any assets of the Company.

(b) As of the date of the most recent balance sheet contained in the Financial Statements, the unpaid Taxes of the Company that were not yet due and payable did not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Financial Statements. As of the Closing Date, the unpaid Taxes of the Company that were not yet due and payable do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included on the Closing Balance Sheet.

(c) Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has not been the subject of any audit, investigation or notice of a deficiency or proposed adjustment by any Governmental Authority with respect to Taxes or Tax Returns for which the statute of limitations has not expired. No Governmental Authority has issued to Company (i) a written notice that remains in effect and indicates an intention to open an audit or other review or (ii) a written request that remains in effect for information relating to Taxes. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of the Company are currently in effect. To the Company’s Knowledge, no written claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) All Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person have been properly withheld, and have been duly and timely paid to the proper Governmental Authorities.

(e) Except as set forth in Section 3.10 of the Disclosure Schedule, the Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits (a “Tax Sharing Agreement”).

(f) Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has not been a member of an affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law (other than any group the common parent of which is Holdings).

(g) The Company will not incur a liability for, or otherwise be obligated to make payment of, the Taxes of any Person (other than its own Taxes) due to application of Treasury Regulation Section 1.1502-6 (or any similar provision of Law), its status as a transferee or successor, by contract, or otherwise.

(h) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) The Company is not a party to any agreement, contract arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. tax law). No employee of the Company is a covered employee within the meaning of Section 162(m)(3) of the Code with respect to Holdings.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting requested or initiated prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed on or prior to the Closing Date;

(iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax law);

(v) installment sale or open transaction disposition made on or prior to the Closing Date;

(vi) prepaid amount received on or prior to the Closing Date other than in the Ordinary Course of Business; or

(vii) election under Section 108(i) of the Code.

(k) The Company has not distributed stock of another Person and has not had its stock distributed to another Person in a transaction that was purported or intended to be governed in whole or part by Section 355 of the Code or Section 361 of the Code.

(l) The Company has not been a party to a “reportable transaction” as defined by Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m) The Company does not have a permanent establishment (within the meaning of an applicable income tax treaty) or otherwise have an office or fixed place of business in a country other than the United States.

(n) The Company has not received a ruling from the Internal Revenue Service (or any comparable ruling from any other tax authority).

(o) Holdings has filed all consolidated income Tax Returns that it was required to file for each taxable period during which the Company joined in a consolidated income tax return with Seller. All income Taxes due and payable by the consolidated group of which Holdings was the common parent have been paid for each taxable period during which the Company was included in such consolidated income Tax Return filed by Holdings. All such Tax Returns were correct and complete in all respects.

(p) There is no dispute or claim in writing concerning any additional income tax against Holdings or its Subsidiaries for any taxable period involving a consolidated income Tax Return of Holdings and during which the Company was a member of the consolidated group of which Holdings was the common parent. No waivers of statutes of limitation with respect to consolidated income Taxes or consolidated income Tax Returns that Holdings filed as the common parent of the consolidated group for any taxable period during which the Company was a member of the consolidated group of which Holdings was the common parent is currently in effect.

(q) Seller does not expect any Governmental Authority to assess any additional income tax against Seller or its Subsidiaries for any taxable period during which the Company was a member of the consolidated group of which Holdings was the common parent. There is no dispute or claim concerning any additional income tax against Holdings or its Subsidiaries for any taxable period during which the Company was a member of the consolidated group of which Holdings was the common parent. No waivers of statutes of limitation with respect to the Taxes or Tax Returns that Holdings filed as the common parent of the consolidated group for any taxable period during which the Company was a member of the consolidated group of which Holdings was the common parent is currently in effect.

The representations and warranties contained in this Section 3.10 constitute the sole and exclusive representations and warranties of the Company with respect to Taxes.

Section 3.11 Conduct of Business. Except as set forth in Section 3.11 of the Disclosure Schedule or as contemplated by this Agreement or the Contribution Agreement, since the Balance Sheet Date, the Business has been conducted in all material respects in the Ordinary Course of Business consistent with past practices. Without limiting the generality of the foregoing, except as set forth in Section 3.11 of the Disclosure Schedule or as contemplated by this Agreement or the Contribution Agreement, since the Balance Sheet Date to the date hereof, neither the Company nor the Business has:

(a) amended the Company’s Governing Documents;

(b) suffered any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 for any single loss or $200,000 for all such losses;

(c) awarded or paid or agreed to award or pay any bonuses to employees of the Company with respect to the fiscal year ended September 30, 2015, except to the extent awarded and accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or increased or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or increased or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d) made any change in accounting or Tax reporting principles, methods or policies;

(e) made or rescinded any election relating to Taxes, settled or compromised any claim relating to Taxes;

(f) made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any director, officer, partner, stockholder or Affiliate of Seller;

(g) mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(h) canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any agreement or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(i) made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $200,000 in the aggregate;

(j) caused any acceleration, termination, material modification, amendment or cancelation of any Material Contract, except according to its terms or in the Ordinary Course of Business;

(k) entered into any agreements with minimum purchase commitments;

(l) issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $200,000 in the aggregate;

(m) sold, leased, assigned, transferred, licensed or otherwise encumbered any Intellectual Property (other than by granting non-exclusive licenses of Intellectual Property to customers pursuant to written agreements in connection with the sale of products or the provision of services in the Ordinary Course of Business), disclosed any material proprietary confidential information to any Person (other than to a Company Affiliate, a third party pursuant to a written confidentiality agreement in the Ordinary Course of Business, or to Purchaser and its Affiliates), abandoned or permitted to lapse or otherwise failed to maintain in full force and effect any Intellectual Property Registrations constituting Business Intellectual Property;

(n) instituted or settled any material Proceeding; or

(o) agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.11.

Section 3.12 Contracts. Section 3.12 of the Disclosure Schedule contains a list of the following contracts, agreements, leases and other legally binding instruments, whether written or oral to which the Company is, or after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements will be, a party or by which it is, or after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements will be, otherwise bound (each such contract, a “Material Contract”):

(a) contracts with respect to Benefit Plans sponsored by the Company;

(b) collective bargaining agreements and any other contracts with any labor unions;

(c) agreements for the employment or engagement of any officer or employee (not including at-will employment or offer letters) that (i) provide annual cash or other compensation in excess of $50,000 per year, (ii) provide for Change of Control Payments, or (iii) restrict the ability of the Company to terminate the employment of any Person at any time for any lawful reason or for no reason without liability (including severance obligations);

(d) agreements or arrangements with any individual serving as an independent contractor who works for or supports the Business;

(e) loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guarantees, letters of credit, performance bonds, completion bonds, surety agreements, or similar financing arrangements;

(f) leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any personal property, including capital leases, which agreements involve annual payments in excess of $200,000, cannot be cancelled by the Company without payment or penalty upon notice of 30 days or less, or have unexpired terms as of the Closing Date that exceed one year;

(g) agreements or series of related agreements with customers, suppliers and vendors of the Company for the purchase or sale of goods or services involving payments in excess of $100,000 in the aggregate, which cannot be cancelled by the Company without payment or penalty upon notice of 30 days or less, or have unexpired terms as of the Closing Date that exceed one year, in each case in effect as of the date hereof;

(h) agreements with respect to the acquisition or disposition of any business, assets or securities outside the Ordinary Course of Business, or any equity or debt investment in or any loan to any Person;

(i) limited liability company agreements, partnership agreements, joint venture agreements and all other similar contracts (however named) that involve a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(j) all agreements by which the Company, Seller or Holdings licenses any Business Intellectual Property to any Person and all agreements for Licensed Intellectual Property, other than agreements for commercial “off-the-shelf” Software or Open Source Software;

(k) agreements with Seller or any current or former officer, director, stockholder or Affiliate of the Company;

(l) agreements containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;

(m) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company;

(n) any Tax Sharing Agreement; and

(o) each amendment, supplement and modification in respect of any of the foregoing.

All of the Material Contracts to which the Company is, or after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements will be, a party are in full force and effect and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, and, to the Company’s Knowledge, each other party thereto, except to the extent enforcement may be affected by Enforceability Exceptions. The Company is in compliance in all material respects with the terms and requirements of such Material Contract and, to the Company’s Knowledge, each other Person that is party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

Section 3.13 Permits. Schedule 3.13 of the Disclosure Schedule contains a list of all material Permits which are required for the operation of the Business as presently conducted (other than Environmental Permits). Seller and the Company possess, and after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements the Company will possess, all material Permits that are required in order to conduct the Business as presently conducted, and such Permits are valid and in full force and effect. Seller and the Company are in compliance in all material respects with the terms and requirements of its material Permits, with respect to the Business, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation, of any term, condition or provision of any such Permit.

Section 3.14 Compliance with Laws and Orders.

(a) Seller and the Company are in compliance in all material respects with all applicable Laws and Orders with respect to the Business. Neither Seller nor the Company has received any notice of or been charged with the material violation of any Laws or Orders with respect to the Business. To the Company’s Knowledge, neither Seller nor the Company is under investigation with respect to the violation of any Laws with respect to the Business.

(b) Seller and the Company are in compliance in all material respects with all applicable Laws and Orders with respect to the collection, retention, use and protection of personal information, including such Laws and Orders applicable to Company Employees. To the Company’s Knowledge, no Person (including any Governmental Authority) has commenced any action relating to Seller or the Company’s information privacy or data security practices, including with respect to Company Employees and the access, disclosure or use of personal information maintained by or on behalf of Seller or the Company, or, to the Company’s Knowledge, threatened any such action, or made any complaint, investigation or inquiry relating to such practices.

Section 3.15 Proceedings and Orders. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no Proceedings of any kind or nature pending or, to the Company’s Knowledge, threatened against, the Company or adversely affecting the Business or any of the Business Assets (or, to the Company’s Knowledge, pending or threatened against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company) before any Governmental Authority. Neither Seller nor the Company is a party to or, to the Company’s Knowledge, otherwise bound by, any Order entered into in connection with any material Proceeding that affects the Business or the Business Assets.

Section 3.16 Real Property. Except as set forth in Section 3.16 of the Disclosure Schedule, the Company does not own nor has ever owned fee simple title to, nor does the Company lease nor has ever leased, any real property.

Section 3.17 Environmental Matters. Seller and the Company, with respect to the Business, and each of the Business Assets and each property currently owned, leased or operated by Seller, Holdings or the Company in the Business is in compliance in all material respects with all Environmental Laws and Environmental Permits. No Hazardous Materials have been produced, sold, used, stored, transported, arranged for transport, handled, released, discharged or disposed of by Seller, Holdings or the Company with respect to the Business, at or from the facilities currently owned or leased by Seller or the Company and used in the Business, in a manner that violated any applicable Environmental Law, except for such violations that would not, individually or in the aggregate, result in material liability to the Company or the Business. Seller and the Company possess, and after the consummation of the Contribution Agreement and the related transaction agreements the Company will possess, all Environmental Permits that are required for the operation of the Business as presently conducted. All such Environmental Permits held by Seller and the Company with respect to the Business are valid and in good standing. Neither Seller nor the Company has received any written notice from any Governmental Authority within the past five years regarding any actual or alleged material violation of any Environmental Law or Environmental Permit with respect to the Business.

Neither Seller nor the Company has at any time within the past five years received any written notice from any Governmental Authority regarding any investigatory, remedial or corrective obligations relating to Seller or the Company with respect to the Business arising under Environmental Laws. There is (i) no Proceeding pending, or, to the Company’s Knowledge, threatened against Seller or the Company, any officer, director or employee of Seller or the Company (in such capacity) with respect to the Business arising under any Environmental Laws and (ii) no outstanding Order against or adversely affecting Seller, the Company, or the Business arising under any Environmental Laws. Neither Seller nor the Company has entered into or assumed by contract or operation of Law or otherwise, any material obligation, liability or Order with respect to the Business arising under Environmental Laws. The Company has made available to Purchaser complete and accurate copies of all material reports, studies or investigations in its possession relating to Seller’s or the Company’s current or former business or properties with respect to the Business and relating to environmental conditions, liabilities or compliance matters or to Hazardous Materials. The representations and warranties contained in this Section 3.17 constitute the sole and exclusive representations and warranties of Seller and the Company with respect to any environmental, health or safety matters, including any arising under any Environmental Law.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Disclosure Schedule contains a correct, current and complete list, as of the date hereof, of all the Intellectual Property Registrations constituting Business Intellectual Property and all invention disclosures received by Seller, Holdings or Company with regard to potentially patentable inventions constituting Business Intellectual Property that were conceived, developed, or reduced to practice but for which patent applications have not been filed. All Intellectual Property Registrations constituting Business Intellectual Property are in good standing.

(b) Section 3.18(b) of the Disclosure Schedule contains a current and complete list of (i) all material Company IP Agreements and (ii) all Patent licenses that are Company IP Agreements. Each Company IP Agreement is, or after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements will be, valid and binding on the Company in accordance with its terms and is in full force and effect. To the Company’s Knowledge, none of Seller, Holdings or the Company are in breach of or default under (or is alleged to be in breach or default under), or has provided or received any notice of breach or default of, or any intention to terminate, any Company IP Agreement.

(c) Section 3.18(c) of the Disclosure Schedule sets forth and identifies as of the date hereof a correct, current and complete list of each material item of Open Source Software that Seller or the Company has incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Software or Intellectual Property identified as being owned, or after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements will be owned, by the Company. To the Company’s Knowledge, Seller and the Company have complied with all notice, attribution and other requirements of each license applicable to the Open Source Software.

(d) Either Seller or Holdings is, and after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements the Company will be, the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations comprising Business Intellectual Property, record, owner of all right, title and interest in and to the Business Intellectual Property and Seller or Holdings has, and after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements the Company will have, the valid and enforceable right to use all of the Licensed Intellectual Property and all of the Business Intellectual Property, free and clear of all Liens other than Permitted Liens.

(e) After the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements, no Business Intellectual Property will be co-owned by, exclusively licensed to, or otherwise controlled by any other Person, including (i) any current or former employee, officer, director, consultant or contractor of Seller, Holdings or the Company and (ii) Seller, Holdings or any of their Affiliates. Neither Seller, Holdings nor the Company owes any compensation or remuneration (other than the general compensation for employment or services) to a current or former employee, officer, director, consultant or contractor for any Business Intellectual Property.

(f) No Patent comprising Business Intellectual Property is the subject of any pending cancellation, reissue, interference, reexamination, derivation, inter partes review, post-grant review, covered business method patent review, opposition, revocation or similar proceeding, and, to the Company’s Knowledge, no such proceeding is threatened.

(g) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Business Intellectual Property or Licensed Intellectual Property.

(h) Other than unasserted or unknown challenges to the validity or enforceability of the Business Intellectual Property, Seller’s or Holdings’ rights, and after the consummation of the transactions contemplated by the Contribution Agreement and the related transfer agreements the Company’s rights, in the Business Intellectual Property are valid, subsisting and enforceable. Seller, Holdings and the Company has taken (i) all steps required to maintain the Intellectual Property Registrations constituting Business Intellectual Property owned by them and (ii) all commercially reasonable steps required to protect and preserve the confidentiality of all Trade Secrets included in the Business Intellectual Property.

(i) To the Company’s Knowledge, the conduct of the Business as presently and formerly conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person. Neither Seller nor the Company has received any written notice of any material claim and, to the Company’s Knowledge, there are no pending material claims, of any Person alleging any such infringement, misappropriation or violation in connection with any Business Intellectual Property. Except as set forth in Section 3.18(i) of the Disclosure Schedule, to the Company’s Knowledge, no Person is misappropriating, infringing or otherwise violating any Business Intellectual Property.

The representations and warranties contained in this Section 3.18 constitute the sole and exclusive representations and warranties of Seller and the Company with respect to any Intellectual Property.

Section 3.19 Employee Benefits.

(a) Section 3.19 of the Disclosure Schedule lists as of the date hereof each material Pension Plan, Multiemployer Plan, Welfare Plan and Other Benefit Plan sponsored, maintained, or contributed to by the Company or Seller for the benefit of any Company Employee or under which the Company or Seller have any material obligation or liability with respect to any Company Employee, or any beneficiary or dependent thereof (each such plan, a “Benefit Plan”). Each Benefit Plan complies, in form and operation, in all material respects, with all applicable Laws, including ERISA and the Code. Each Benefit Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked, current, favorable determination letter from the IRS, (ii) has a request for such a letter pending with the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.

(b) The Company and Seller have made available to Purchaser with respect to each Benefit Plan (to the extent applicable thereto), the true and complete copies of (i) the plan document as currently in effect or, if such Benefit Plan is not in writing, a written description of such Benefit Plan, (ii) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, or advisory letter issued by the IRS with respect to such Benefit Plan, (iii) the most recent annual report (Form 5500 series and all attachments) filed for such Benefit Plan, and (iv) the most recent summary plan description and any summaries of material modifications related thereto distributed to participants in such Benefit Plan.

(c) All contributions due from the Company or Seller to each Benefit Plan have been timely made or have been properly accrued as liabilities and properly reflected in the financial statements of the Company or Seller, to the extent required by GAAP, as applicable.

(d) There are no proceedings pending (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) or to the Company’s Knowledge, threatened with respect to a Benefit Plan or the assets of a Benefit Plan.

(e) No Benefit Plan is under audit or, to the Company’s Knowledge, is the subject of an investigation, prosecution, inquiry, hearing or other proceeding by the IRS, the U.S. Department of Labor, or any other Governmental Authority.

(f) Except as would not result in a material liability to the Company, neither the Company, Seller, or, to the Company’s Knowledge, any other Person (i) has engaged in any transaction, or acted or failed to act in any manner which violates any fiduciary duty imposed upon it by ERISA, or (ii) has engaged in any nonexempt “prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406), in the case of both clauses (i) and (ii), with respect to any Benefit Plan.

(g) The Company, Seller, and their ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Subtitle B of Title I of ERISA and Code Sections 4980B, 9801, and 9802, to the extent applicable to the Benefit Plans.

(h) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder has complied in all material respects with the applicable provisions of Section 409A of the Code. Neither the Company, Seller, nor any of their Affiliates have been required to report to the IRS any corrections made or taxes due as a result of a failure to comply with Section 409A with respect to any employee of the Company. The Company has no indemnity or gross-up obligation for any additional taxes or interest imposed under Section 409A with respect to any employee of the Company.

(i) None of the Benefit Plans is (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j)), (ii) a Multiemployer Plan, (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)), or (iv) a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40). None of the Company, Seller or any ERISA Affiliate has ever sponsored or contributed to any Multiemployer Plan or any employee pension benefit plan that is subject to Title IV of ERISA or Section 412 of the Code on behalf of any Company Employee; and the Company has no liability under Title IV of ERISA or Section 412 of the Code. Neither the Company, Seller, nor any ERISA Affiliate has any liability or obligation to provide health or life insurance or other welfare benefits (within the meaning of Section 3(1) of the Code) to any current or former employee of the Business beyond his or her retirement or other termination of service other than (i) to the extent required by applicable Legal Requirements, including Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and similar state law, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights.

(j) Except as set forth in Section 3.19 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any person to any benefit under any Benefit Plan, (ii) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any Benefit Plan, except as required by Code Section 411(d)(3), or (iii) result in any payment or series of payments by the Company or Seller to any affiliate to any person of an “excess parachute payment” (as defined in Code Section 280G) or any other payment which is not deductible for federal income tax purposes under the Code.

Section 3.20 Employee Relations.

(a) Section 3.20(a) of the Disclosure Schedule contains a true and correct list of all Company Employees and any individual serving as an independent contractor who work for or support the operations of the Business and a description of the rate and nature of all compensation payable by Seller, the Company or their Affiliates, as applicable, to each such individual. Section 3.20(a) of the Disclosure Schedule also lists the amount of all existing severance, sick and personal time, accrued bonus, vacation obligations or retiree benefits of, or other payments owed to, any Company Employee as of the Balance Sheet Date. Section 3.20(a) of the Disclosure Schedule also lists those Company Employees who are inactive, on worker’s compensation, or on family, medical or any other leave of absence, and any Company Employee who perform light duty or have work restrictions. Except as set forth in Section 3.20(a) of the Disclosure Schedule, the employment arrangement of all Company Employees is terminable at will by Seller, the Company or their respective Affiliates without any penalty, liability or severance obligation incurred by Seller, the Company or their respective Affiliates. Neither Seller, the Company nor any of their Affiliates has any unsatisfied Liability to any previously-terminated officer, employee or consultant of the Business. Seller, the Company or their Affiliates, as applicable, has paid or will have paid in full to all of the Company Employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such individuals through the Closing.

(b) To the Company’s Knowledge, except as contemplated by this Agreement, no Company Employee who is primarily engaged in the Business intends to terminate employment with Seller, the Company of any of their Affiliates, as applicable, prior to, at or immediately following the Closing, except to accept employment by another Affiliate of Purchaser effective upon or immediately following the Closing.

(c) Neither Seller nor the Company has experienced within the past three years, there is not presently pending and, to the Company’s Knowledge, there is not threatened any: (i) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Business, (ii) union organizational activity or other labor or employment dispute against or affecting the Business, or (iii) application for certification of a collective bargaining agent with respect to the employees of the Business.

(d) No Proceeding before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, independent contractor, prospective independent contractor, former independent contractor, retiree, labor organization or other representative of the Company Employees is pending or, to the Company’s Knowledge, threatened against Seller or the Company with respect to the Company Employees. Except as, and to the extent, set forth in Section 3.20(d) of the Disclosure Schedule, during the past three years, neither Seller nor the Company has been the subject of any Proceeding before any Governmental Authority, and is not subject to any Order or settlement agreement relating to any Proceeding before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, independent contractor, prospective independent contractor, former independent contractor, retiree, labor organization or other representative of the employees of the Business, with respect to Company Employees.

(e) Since the enactment of the WARN Act, neither Seller nor the Company has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller or the Company engaged in the Business; and neither Seller nor the Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section 3.20(e) of the Disclosure Schedule, none of the Company Employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the date hereof. The accuracy of the representations and warranties set forth in this Section 3.20(e) is based on the accuracy of Purchaser’s representations set forth in Section 5.8.

(f) Neither Seller nor the Company has any contracts or subcontracts with U.S. government with respect to the Business for the provision of goods or services that would trigger application of any of the requirements of Executive Order 11246, Section 503 of the Rehabilitation Act, or the Vietnam Era Veterans’ Readjustment Assistance Act.

(g) Seller and the Company is in compliance in all material respects with, and has not violated in any material respect the terms and provisions of all applicable federal and state immigration and employment eligibility verification laws, including the Immigration and Nationality Act and the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the “Immigration Laws”), with respect to the Company Employees. Neither Seller nor the Company has, with respect to the Business, ever been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the Company’s Knowledge, threatened.

Section 3.21 Customers and Suppliers.

(a) Schedule 3.21(a) of the Disclosure Schedule sets forth a list of the five largest customers and the five largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during Seller’s 2014 fiscal year, showing the approximate total sales associated with the Business to each such customer and the approximate total purchases by Seller and from each such supplier with respect to the Business, during such period.

(b) Since the Balance Sheet Date, no customer or supplier listed on Schedule 3.21(a) of the Disclosure Schedule has terminated its relationship with Seller or the Company or materially reduced or materially and adversely changed the pricing or other material economic terms of its business with Seller or the Company and, to the Company’s Knowledge, no customer or supplier listed on Schedule 3.21(a) of the Disclosure Schedule has notified Seller or the Company in writing that it intends to terminate or materially reduce or materially and adversely change the pricing or other material economic terms of its business with Seller or the Company.

Section 3.22 Inventories. The inventories of the Business are in all material respects in good and marketable condition, and are in all material respects saleable in the Ordinary Course of Business. The inventories of the Business set forth in the Balance Sheet and the Closing Balance Sheet were properly stated therein in accordance with GAAP, subject to the absence of footnotes and period-end adjustments. Adequate reserves have been reflected in the Balance Sheet and the Closing Balance Sheet for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in accordance with GAAP. The inventories of the Business constitute sufficient quantities for the normal operation of business in accordance with past practice.

Section 3.23 Product Warranty; Product Liability.

(a) Except as set forth on Schedule 3.23 of the Disclosure Schedule, each product manufactured, sold or delivered by or on behalf of the Business to which an unexpired warranty for which the Company or the Business is liable has been in conformity in all material respects with all product specifications and all express and implied warranties. Neither Seller nor the Company has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. Neither Seller nor the Company has sold any products or delivered any services that included a warranty for a period of longer than three years.

(b) Neither Seller nor the Company has committed any act or failed to commit any act which, in any case, would result in any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of Seller or the Company with respect to the Business in excess of the applicable reserves set forth in the Balance Sheet with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

Section 3.24 Banks. Schedule 3.24 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.24 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company.

Section 3.25 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Business reflected in the Balance Sheet are from, or arising after the date thereof will be from, bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. None of the accounts or the notes receivable of the Business (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Set forth in Section 3.25 of the Disclosure Schedule is a listing of aged accounts and notes receivable as of a date no more than seven days prior to the date hereof.

(b) All accounts payable of the Business reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business. The reserve for doubtful accounts stated in the Balance Sheet has been calculated in accordance with GAAP and in a manner consistent with prior periods. Since the Balance Sheet Date, the Business has collected its accounts receivable in the Ordinary Course of Business.

Section 3.26 Related Parties Transactions. Except as set forth in Section 3.26 of the Disclosure Schedule neither Seller nor the Company: (a) has entered into any agreement, contract, arrangement or other business relationship with respect to the Business with any Related Party other than normal employment arrangements and Benefit Plans; and (b) is owed or owes any amount from or to any Related Party (excluding employee compensation and other ordinary incidents of employment) with respect to the Business. No director or officer of Seller or the Company or, to the Company’s Knowledge, any of their respective spouses or immediate family members, owns directly, on an individual or joint basis, or has any interest in any tangible or intangible property that Seller or the Company uses or has used in the conduct of the Business (other than any ownership or interest that occurs in the Ordinary Course of Business and is at substantially prevailing market prices and on substantially prevailing market terms).

Section 3.27 FCPA. None of Seller, the Company, nor any director, officer, agent, employee, other representative or Affiliate of Seller or the Company, with respect to the Business, has in the past, given, or offered to pay or give anything of value to any foreign government official, political party or political candidate, any public international organization official or any other person with the knowledge that the payment, promise or gift, in whole or in part, would be passed on to any of the foregoing recipients in order to influence an official act, omission or decision that would assist Purchaser or the Company in obtaining or retaining business or in directing business to any other person or entity.

Section 3.28 Commercial Bribery. None of Seller, the Company nor, to the Company’s Knowledge, any director, officer, agent, employee, other representative or Affiliate of Seller or the Company has, with respect to the Business, offered or promised to make any payment, transfer of value, gift, donation or undue pecuniary or other advantage (including rebates) whether directly or indirectly to any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity) which had the object, effect or intention of public or commercial bribery (or could reasonably have been expected to have such object, effect or intention) in order to influence an official act, omission or decision that would assist Purchaser, Seller or the Company in obtaining or retaining business or in directing business to any other person or entity, except that would not, individually or in the aggregate, result in material liability to Seller or the Company with respect to the Business.

Section 3.29 Books and Records. The minute book of the Company previously delivered to Purchaser contains true, correct and complete records of all meetings and accurately reflect all other corporate action of the shareholder and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to Purchaser are true, correct and complete. All stock transfer Taxes, if any, levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

Section 3.30 Brokers. Except as set forth in Section 3.30 of the Disclosure Schedule, neither the Company nor any Person acting on the Company’s behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which the Company or Purchaser or any of their respective Affiliates is or may become liable. Neither Purchaser nor any of its Affiliates will have any liability for any financial advisory, brokerage or finder’s fee or commission or otherwise in respect of any arrangement described in Section 3.30 of the Disclosure Schedule.

Section 3.31 Ford Consent. Seller has obtained any written consent of Ford Motor Company in connection with the transactions contemplated by this Agreement and the Transaction Documents required under the Production Purchasing Multi-Year Sourcing Agreement, dated effective as of August 12, 2014, by and between Ford Motor Company and Seller, as amended or modified, and the Ford Motor Company Production Purchasing Global Terms & Conditions, dated as of January 1, 2004 (the “Ford Consent”), and the Ford Consent has not been revoked and is in full force and effect.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the representations and warranties to Purchaser that are set forth in this Article IV.

Section 4.1 Organization, Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as presently conducted.

Section 4.2 Power and Authority; Authorization and Execution. Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and the performance of Seller’s obligations pursuant to, this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party by Seller and the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party have been duly and validly approved by the board of directors of Seller. No other approvals or actions are necessary on the part of Seller to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is, or at the Closing will be, a party and the consummation by Seller of the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by a duly authorized officer of Seller.

Section 4.3 Enforceability. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Seller will be duly executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 4.4 Consents; Non-contravention. Except for filings under the HSR Act and as set forth in Section 4.4 of the Disclosure Schedule, Seller is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any

Person in connection with the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party or the consummation of the transactions contemplated herein and therein, except for any such notice, filing, authorization, consent, Order or approval the failure of which to make or obtain would not have a Material Adverse Effect. Neither the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, including the Contribution Agreement, to which Seller is, or at the Closing will be, a party, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of Seller; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written or oral contract, agreement, permit, indenture, mortgage, debenture, note or other instrument to which Seller or the Company or the Business is a party or otherwise bound; (c) will violate any applicable Law or Order to which Seller or the Business is subject, or by which the Shares or any Business Assets may be subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Shares or any Business Assets, except in the case of clauses (b), (c) and (d), for any such conflict, breach, default, event, loss, violation, creation or imposition that would not have a Material Adverse Effect.

Section 4.5 Ownership of Shares. Seller holds beneficially and of record the Shares, free and clear of all Liens other than Permitted Liens. Seller has the corporate power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Purchaser good title to such Shares, free and clear of any and all Liens other than any restrictions on transferability imposed pursuant to securities Laws.

Section 4.6 Brokers. Except as set forth in Section 4.6 of the Disclosure Schedule, neither Seller nor any Person acting on Seller’s behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which the Company or Purchaser or any of their respective Affiliates is or may become liable.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties to Seller that are set forth in this Article V.

Section 5.1 Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Indiana. Purchaser has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Purchaser or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

Section 5.2 Power and Authority; Authorization and Execution. Purchaser has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and the performance of Purchaser’s obligations pursuant to, this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party have been duly and validly approved by the board of director of Purchaser. No other approvals or actions are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is, or at the Closing will be, a party and the consummation by Purchaser of the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser.

Section 5.3 Enforceability. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Purchaser will be duly executed and delivered by Purchaser and will constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 5.4 Consents; Non-contravention. Except for filings under the HSR Act, Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is, or at the Closing will be, a party or the consummation by it of the transactions contemplated herein and therein. Neither the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is, or at the Closing will be, a party, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of Purchaser; (b) will materially conflict with, result in a material breach of, or constitute a material default or an event creating rights of acceleration, termination, modification or cancellation or a loss of material rights under, any unsatisfied written or oral contract, agreement, permit, indenture, mortgage, debenture, note or other instrument to which Purchaser is a party, subject or otherwise bound; or (c) will materially violate any material Law or material Order to which Purchaser or any of Purchaser’s assets or businesses is subject or otherwise bound.

Section 5.5 Brokers. Neither Purchaser nor any Person acting on Purchaser’s behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Seller or any of its Affiliates is or may become liable.

Section 5.6 Investment Representation. Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of federal or state securities Laws. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”). Purchaser understands that the Shares have not been registered under the Securities Act or any state securities Laws and are being transferred to Purchaser, in part, in reliance on the foregoing representations and warranties.

Section 5.7 Availability of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make timely payment of the Purchase Price and the Earn Out Payment and consummate the other transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.8 WARN Act. Purchaser has no present plans or intention to carry out, after the Closing, any plant closing or mass layoff that would require notification under or violate the WARN Act at any facility of the Company or any similar state or local Law requiring notice to employees and their appropriate union representatives of a plant closing, mass layoff or similar action.

ARTICLE VI.

COVENANTS OF THE COMPANY AND SELLER

Section 6.1 Reasonable Access. During the period between the date hereof and the earlier to occur of the termination of this Agreement pursuant to Article XII or the Closing (the “Pre-Closing Period”), Seller and the Company will give to Purchaser’s authorized officers, employees, and representatives (including agents, attorneys, consultants, accountants and lenders), reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and senior management of or with respect to the Company, the Business and the Business Assets and will furnish to Purchaser and such Persons as Purchaser will designate in writing to the Company such information as Purchaser or such Persons may at any time and from time to time reasonably request, and the Company and Seller shall reasonably cooperate, and shall cause the Company to reasonably cooperate, therein; provided, however, that nothing herein requires Seller or the Company to give any information to Purchaser or any of its authorized officers, employees, agents, attorneys, consultants, accountants and lenders (a) related to the identity of, agreements with, information provided to, or discussions with, other Persons in connection with an Acquisition Proposal or that could reasonably enable another Person to form a basis for an Acquisition Proposal, or (b) to the extent such disclosure would, in the reasonable judgment of the Company, (i) violate any Law or breach the provisions of any contract, agreement, permit, indenture, mortgage, debenture, note or other instrument to which any of the Company, Seller or any of their respective Affiliates is a party, or (ii) jeopardize any attorney-client or other legal privilege.

Section 6.2 Third-Party Consents. During the Pre-Closing Period, Seller and the Company will use their commercially reasonable efforts, and Purchaser will cooperate with Seller and the Company, to obtain the third-party consents to the consummation of the transactions contemplated by this Agreement and the Contribution Agreement, including any consents required for the assignment and transfer of each of the Business Assets and the Business, including any contracts, agreements, leases, Permits, Licenses, Intellectual Property and other instruments, to the Company and the subsequent sale of the Shares to Purchaser and the consummation of the transactions contemplated hereby and thereby, which are set forth in Schedule 6.2 (“Consents”); provided, however, that neither Seller nor the Company will be required to pay or agree to pay any additional consideration, to make or agree to make any payment, to give or agree to give any concession or other thing of value to any Person, or to incur or agree to incur any liability, in order to obtain any Consent unless Purchaser agrees to pay or reimburse Seller or the Company, as the case may be, for any such consideration, payment, concession, other thing of value, or liability.

Section 6.3 Operation of the Business.

(a) During the Pre-Closing Period, except as otherwise permitted or required by this Agreement, the Company and Seller, with respect to the Business, shall:

(i) carry on the Business in the Ordinary Course of Business, consistent in all material respects with past practices, if applicable;

(ii) maintain and preserve intact the current organization, business and franchise of the Company and the Business and to preserve the rights, franchises, goodwill and relationships of the employees, customers, lenders, suppliers, regulators and others having business relationships with the Business;

(iii) maintain (A) the Business Assets in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Business Assets and the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) except in the Ordinary Course of Business, preserve the Business Intellectual Property;

(v) (A) maintain the books, accounts and records of the Company and the Business in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than in the Ordinary Course of Business), and (C) comply with all contractual and other obligations applicable to the operation of the Company and the Business; and

(vi) comply in all material respects with all applicable Laws.

(b) Except as otherwise expressly provided in this Agreement, as set forth in Section 6.3(b) of the Disclosure Schedule or with the prior written consent of Purchaser (which will not be unreasonably withheld, conditioned or delayed), the Company and Seller, with respect to the Business, shall not:

(i) amend the Governing Documents of the Company;

(ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(iv) award or pay any bonuses to employees of the Company, except to the extent awarded and accrued on the Balance Sheet or enter into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agree to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agree to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(v) make any change in accounting or Tax reporting principles, methods or policies;

(vi) make or rescind any election relating to Taxes, settled or compromised any claim relating to Taxes;

(vii) enter into any transaction or agreement or conduct its business other than in the Ordinary Course of Business;

(viii) make any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any director, officer, partner, stockholder or Affiliate of Seller;

(ix) mortgage, pledge or subject to any Lien any of its assets, or acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company or the Business, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(x) cancel or compromise any debt or claim or amend, cancel, terminate, relinquish, waive or release any agreement or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company or the Business;

(xi) make or commit to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $200,000 in the aggregate;

(xii) cause any acceleration, termination, material modification, amendment or cancelation of any Material Contract, except according to its terms or in the Ordinary Course of Business;

(xiii) enter into any agreements with minimum purchase commitments in an amount in excess of $100,000 in the aggregate other than agreements with Flextronics Logistics USA, Inc. for production parts that arise in the Ordinary Course of Business;

(xiv) issue, create, incur, assume or guarantee any Indebtedness in an amount in excess of $200,000 in the aggregate, other than in the Ordinary Course of Business;

(xv) sell, lease, assign, transfer, license or otherwise encumber any Intellectual Property (other than by granting non-exclusive licenses of Intellectual Property to customers pursuant to written agreements in connection with the sale of products or the provision of services in the Ordinary Course of Business), disclose any material proprietary confidential information to any Person (other than to a third party pursuant to a written confidentiality agreement in the Ordinary Course of Business, or to Purchaser and its Affiliates), abandon or permit to lapse or otherwise fail to maintain in full force and effect any Intellectual Property;

(xvi) institute or settle any material Proceeding; or

(xvii) agree to do anything prohibited by this Section 6.3.

Notwithstanding the foregoing, nothing contained in this Agreement will prohibit the Company, whether or not in the usual and Ordinary Course of Business and whether or not consistent with past practices, from (x) paying or prepaying any obligation or from paying, transferring or distributing to Seller any cash that may be lawfully distributed to Seller during the Pre-Closing Period or (y) amending its Governing Documents, permits or agreements to change its name to a name that does not include the word “M/A-COM.”

Section 6.4 Exclusivity. During the Pre-Closing Period, neither Seller, the Company nor any of their representatives, employees and agents will, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, engage in discussions or negotiations with, provide any information to, consider the merits of any unsolicited inquiries or proposals from, or enter into any legally binding written agreement with, any Person (other than Purchaser, its Affiliates, and their respective agents) concerning any Acquisition Proposal. Seller shall, and shall cause the Company to immediately cease and cause to be terminated all existing negotiations, discussions or activities with any Person (other than Purchaser) conducted heretofore with respect to any Acquisition Proposal.

Section 6.5 Certain Updates. On a periodic basis between the date hereof and the Closing Date, Seller and the Company may supplement or amend the Disclosure Schedule and deliver such supplemented or amended Disclosure Schedule to Purchaser with respect to any fact, occurrence, event, effect, change, circumstance or development. If any such supplement or amendment gives Purchaser a right to terminate this Agreement pursuant to Article XII and the Closing occurs, then such supplement or amendment will be deemed to have amended the Disclosure Schedule, to have modified the representations and warranties contained in Article III or Article IV, as applicable, and to have cured any misrepresentation in or inaccuracy or breach of any representation or warranty that otherwise might have existed hereunder by reason of the fact, occurrence, event, effect, change, circumstance or development (and neither Seller nor the Company will have any liability to Purchaser with respect to such fact, occurrence, event, effect, change, circumstance or development). If any such supplement or amendment does not give Purchaser a right to terminate this Agreement pursuant to Article XII, then Purchaser will be entitled to seek indemnification for any Damages related to such supplement or amendment in accordance with the terms and provisions of Article XII.

Section 6.6 Non-Competition; Non-Solicitation.

(a) For a period of five years from and after the Closing Date, Holdings and Seller shall not, and shall cause their Subsidiaries not to, anywhere in the world, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in designing, developing, marketing and/or selling products used in the automotive sector that are substantially equivalent to, or that compete with, the products that are the subject of the Business as currently conducted, (excluding any component parts, services or Software), (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.6(a) shall not restrict the acquisition by Holdings or Seller, directly or indirectly, of (i) an aggregate of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or (ii) any Person or business engaged in a Restricted Business if at the time of such acquisition such Restricted Business generated 20% or less of such Person’s or business’ total revenues in the 12 month period immediately preceding the date of such acquisition. The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period of three years from and after the Closing Date, Holdings and Seller shall not, and Seller shall cause their Affiliates not to, anywhere in the world directly or indirectly: (i) cause, solicit, induce or encourage any Company Employee to leave such employment with Purchaser or any of its Affiliates or hire, employ or otherwise engage any Company Employee or (ii) cause, induce or encourage any client, customer, supplier or licensor of the Company or the Business (including any existing or former customer of the Company or the Business) or any other Person who has a material business relationship with the Company or the Business, to terminate or modify any such relationship. Notwithstanding the foregoing, Seller shall be permitted (A) to hire any Company Employee who works for or supports the operation of the Business from and after the 180th day such Company Employee ceases to be employed by Purchaser or any of its Affiliates, (B) to conduct any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Company Employee, and (C) to participate in job fairs, career fairs or similar recruiting events.

(c) The covenants and undertakings contained in this Section 6.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.6 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of this Section 6.6, without the need to post bond or prove actual damages. The rights and remedies provided by this Section 6.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. Purchaser’s ability to enforce its rights under this Section 6.6 or applicable law against Holdings or Seller shall not be impaired in any way by the existence of a claim or cause of action on the part of Holdings or Seller based on, or arising out of, this Agreement or any other event or transaction.

(d) The parties agree that the provisions of this Section 6.6 are reasonable with respect to the specified time periods, specified geographical areas, specified business limitation, and in all other respects. The parties agree that it is their intention that the provisions of this Section 6.6 be enforced in accordance with their terms to the maximum extent permitted by law. Each of the provisions of this Section 6.6 shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the provisions of this Section 6.6 be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or the provision in question. The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.6 is unreasonable, arbitrary or against public policy, then the court shall substitute for the provision in question a lesser period of time, geographical area, business limitation or other relevant feature that is determined to be reasonable, not arbitrary and not against public policy, and the court shall enforce such modified provision against the applicable party. For the avoidance of doubt, the provisions of this Section 6.6 shall not apply to any future acquirer of all of the stock or all or substantially all of the assets of Holdings.

Section 6.7 Confidentiality. For a period of five years from and after the Closing Date, Holdings and Seller shall not, and shall cause their Subsidiaries not to, and shall use its commercially reasonable efforts to cause its or their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser and its Affiliates, any and all confidential or proprietary information, whether written or oral, concerning the Company, the Business or the Transferred Assets (“Confidential Information”). The term Confidential Information does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates in breach hereof, (b) is independently developed by Holdings, Seller or any of their Subsidiaries after the Closing Date without use of or reference to any Confidential Information, or (c) becomes available to Holdings, Seller or any of their Subsidiaries after the Closing Date on a non-confidential basis from a source other than Purchaser or any of its representatives, provided, that, to the knowledge of Holdings, Seller or such Subsidiary, such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser, or any other party with respect to such information. Seller may disclose such Confidential Information if and to the extent disclosure thereof is required by Law, court order, rules or regulations of any securities exchange, court, mediator, judge, arbitrator or other Person; provided, however, that in the event disclosure is so required, Holdings or Seller, as applicable, shall, to the extent reasonably possible and if permitted to do so, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. If Holdings, Seller or any of their Subsidiaries or their respective representatives are required to disclose any Confidential Information, such Person shall use its commercially reasonably efforts to disclose only that portion of such Confidential Information which such Person is advised by its counsel to disclose. For the avoidance of doubt, the provisions of this Section 6.7 shall not apply to any future acquirer of all of the stock or all or substantially all of the assets of Holdings, except to the extent such Confidential Information is provided or made available to such acquirer by Holdings or Seller.

Section 6.8 Tax Matters. Without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), neither Seller nor the Company shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company, or take any other similar action relating to the filing of any Tax Return or payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action shall have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date.

Section 6.9 Amendment to Convertible Promissory Note. Prior to Closing, or within a reasonable period thereafter, Seller, with the assistance of the Company and the Company Employees, will use commercially reasonable efforts to cause the amendment and restatement of the Convertible Promissory Note made between Seller, as lender, and Inventek LLC, as borrower, dated March 11, 2014, to replace Seller with the Company as the lender thereunder.

ARTICLE VII.

COVENANTS OF PURCHASER

Section 7.1 Confidentiality Agreement. That certain letter agreement dated April 17, 2015 between Purchaser and Seller (the “Confidentiality Agreement”) is hereby incorporated into this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement notwithstanding the terms thereof. If a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of the Confidentiality Agreement will control. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement and the provisions of this Section 7.1 will terminate upon the Closing or, if this Agreement is terminated pursuant to Article XII, then the date that is three years after the termination of this Agreement.

Section 7.2 Labor Matters.

(a) At least five Business Days prior to the Closing Date, Purchaser shall offer employment with Purchaser or one of its Affiliates effective on the Closing Date to each employee of the Business employed by Seller or one its Affiliates set forth on Section 7.2 of the Disclosure Schedule (each, a “Company Employee”), such offers to (i) provide that such employee will receive at least the same salary amounts and cash bonus opportunity as in effect with Seller, the Company or one of their respective Affiliates immediately prior to the Closing, and employee benefits, including, retirement, health, disability, life insurance and other welfare benefits, but excluding equity or equity-based compensation, that are no less favorable in the aggregate than those provided to similarly-situated employees of Purchaser or the employing Affiliate, as applicable, as of the date hereof, and (ii) not require such employee to work more than 50 miles from his or her current work location other than travel reasonably required to carry out the responsibilities of his or her position with the Company (collectively, the “Minimum Employment Terms”). For the one-year period following the Closing Date, Purchaser will provide or will cause the employing Affiliate to provide all Company Employees in its employ the Minimum Employment Terms; provided, however, that Purchaser and its Affiliates shall not be required to employ any Company Employee for any specified period of time and shall be able to terminate the employment of any Company Employee with or without notice, and for any lawful reason or no reason, subject to the terms of any applicable severance policy or plan of Purchaser or the employing Affiliate. Nothing in this Section 7.2(a) shall prohibit Purchaser or any of its Affiliates from changing or cancelling any benefits that it offers to its employees.

(b) Purchaser will treat, and will cause each benefit plan, program, practice, policy and arrangement maintained by Purchaser or its Subsidiaries or other Affiliates following the Closing and in which any Company Employee (or the spouse, domestic partners or any dependent of any Company Employee) participates or is eligible to participate (the “Purchaser Plans”) to treat, for purposes of determining eligibility to participate and vesting (and, solely with respect to severance, vacation, sick leave and similar paid time-off benefits, benefit level and accrual), all service with the Company and its Affiliates (or predecessor employers to the extent the Company, any Affiliate of the Company or the corresponding Benefit Plan provides past service credit) as service with Purchaser and its Subsidiaries and other Affiliates. Purchaser shall use commercially reasonable best efforts to cause each Purchaser Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Company Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the analogous Benefit Plan, and (ii) to recognize for each Company Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Plan any deductible, co-payment and out-of-pocket expenses paid by the Company Employee and his or her spouse, domestic partner and dependents under the analogous Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Closing Date and the date on which the Company Employee begins participating in such Purchaser Plan.

(c) This Agreement is not intended by the parties to constitute a plan amendment to or create any obligations of the parties with respect to any Purchaser Plan or Benefit Plan.

Section 7.3 Forward-Looking Statements. In connection with Purchaser’s investigation of the Company and the Business, Purchaser and its representatives and Affiliates have received from or on behalf of Seller or the Company or their respective Affiliates certain estimates, budgets, forecasts, plans and financial projections with respect to the Company and the Business (“Forward-Looking Statements”), and Purchaser acknowledges that (a) there are uncertainties inherent in making Forward-Looking Statements and (b) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed). Purchaser acknowledges and agrees that any documents that are or were available for its review in connection with its due diligence investigation will be deemed to have been made available to, and delivered to and received by, Purchaser for all purposes if such documents were posted and made available to Purchaser in the Data Room on the date that is one day prior to the date of this Agreement or were otherwise delivered to Purchaser or its representatives by electronic mail, United States mail or overnight courier.

ARTICLE VIII.

JOINT COVENANTS

Section 8.1 Certain Efforts; Governmental Consents .

(a) Subject to the terms and conditions of this Agreement, each of the Company, Purchaser and Seller shall use its respective commercially reasonable efforts to (i) make promptly any reasonably necessary submissions and filings under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement, (ii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the transactions contemplated hereby, and (iv) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable under applicable Antitrust Laws to consummate the transactions contemplated hereby as soon as practicable.

(b) In furtherance and not in limitation of the foregoing, during the Pre-Closing Period: (i) as promptly as practicable after the date hereof, if not already submitted based on the Letter of Intent executed by the Parties, and in no event more than ten Business Days after the date hereof, each of Purchaser and Seller will, or will cause their respective Affiliates or representatives to, make the initial filings required by it under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) each of Purchaser and Seller will supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and make all subsequent filings and submissions required under the HSR Act, and (iii) subject to Section 8.1(d), each Party will (and, if applicable), will cause its appropriate Affiliate to use its commercially reasonable efforts to take all actions other actions necessary to cause the expiration or termination of the waiting period required under the HSR Act (including any extensions thereof) as soon as practicable. Each Party warrants that all such filings by it will be, as of the date filed, complete and accurate and in accordance with the requirements of the HSR Act. During the Pre-Closing Period, each of Purchaser and Seller agrees to make available to the other’s counsel such information as each of them may reasonably request, and as may be appropriate under applicable Antitrust Laws relative to its business, assets and property as may be required of each of them to file any additional information requested by Governmental Authorities pursuant to Antitrust Laws. Purchaser will pay all filing fees under the HSR Act and all other Antitrust Laws with respect to the transactions contemplated by this Agreement.

(c) Each Party shall: (i) promptly notify the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to applicable Antitrust Laws and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to applicable Antitrust Laws, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry with respect to the transactions contemplated by this Agreement pursuant to applicable Antitrust Laws, and (iii) not independently participate in any meeting or discussions with a Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to applicable Antitrust Laws without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Seller and the Company, on the one hand, and Purchaser may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information.

(d) In furtherance and not in limitation of the foregoing, the Parties agree to take, and to cause their Affiliates to take, promptly any and all commercially reasonable steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under applicable Antitrust Laws that may be required by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Parties to close the transactions contemplated herby as soon as practicable (and in any event no later than three Business Days prior to the Outside Date), but for the avoidance of any doubt, Purchaser shall not be required to commit to and effect, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Purchaser or any of its Subsidiaries, (ii) terminate, relinquish, modify, or waive existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or any of its Subsidiaries, and (iii) create any relationships, ventures, contractual rights, obligations or other arrangements binding on or otherwise affecting Purchaser or any of its Subsidiaries (each, a “Remedial Action”).

(e) In furtherance and not in limitation of the foregoing, in the event that any Proceeding is commenced, threatened or is foreseeable challenging any of the transactions contemplated hereby pursuant to applicable Antitrust Laws and such Proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Purchaser may in its sole discretion take any and all action, including a Remedial Action, to avoid or resolve any such Proceeding and each of the Parties shall cooperate with each other and use its respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby as promptly as practicable and in any event no later than three Business Days prior to the Outside Date.

(f) Purchaser shall not, nor shall Purchaser permit its Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement. In addition, neither Purchaser, Seller nor any Affiliates shall extend any waiting period under the HSR Act or Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed). Purchaser, Seller and Affiliates shall also refrain from taking, directly or indirectly, any action which would impair or frustrate any party’s ability to consummate the transactions contemplated by this Agreement.

Section 8.2 Pre-Closing Covenants. During the Pre-Closing Period, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable.

Section 8.3 Inspection of Records. Seller and Purchaser agree that each of them shall (and shall cause the Company to) preserve and keep the books and records (including work papers in the possession of its accountants) held by them with respect to all transactions of the Company and the Business occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company and the Business for a period of five years from the Closing Date. Seller and Purchaser shall make such books and records and personnel available to the other during normal business hours as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller, the Company or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. Neither Purchaser nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 8.3 where such access would violate any Law.

Section 8.4 Further Assurances. From and after the Closing, the Parties will execute, acknowledge, and deliver, and cause their respective Affiliates to acknowledge, execute, and deliver, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to (a) transfer and convey the Shares to Purchaser, on the terms herein contained, (b) transfer, assign, and convey all right, title, and interest in and to the Business Assets, including the Business Intellectual Property, (c) effect, evidence or perfect the ownership of the Business Assets by the Company, including any Business Intellectual Property, and (d) otherwise consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 8.5 Third-Party Claims. From and after the Closing, the Parties will cooperate with each other with respect to the defense of any Third-Party Claims that are not subject to the indemnification provisions contained in Article X and Article XI; provided that the Party requesting cooperation will reimburse each other Party for such other Party’s reasonable and documented out-of-pocket costs and expenses of furnishing such cooperation.

ARTICLE IX.

CONDITIONS TO CLOSING

Section 9.1 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

(a) The representations and warranties of Purchaser contained in Article V qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date).

(b) All covenants and agreements of Purchaser to be performed hereunder through and including the Closing Date (including all covenants and agreements Purchaser would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) must have been performed or complied with in all material respects, other than the covenants and agreements set forth in Section 2.3, which must have been performed or complied with in all respects.

Section 9.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date.

(a) The representations and warranties of the Company set forth in Article III and the representations and warranties of Seller set forth in Article IV qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date).

(b) All covenants and agreements of the Company and Seller to be performed hereunder through and including the Closing Date (including all covenants and agreements that the Company and Seller would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) must have been performed or complied with in all material respects.

(c) There shall not have been or occurred any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date.

(d) Seller and its Affiliates shall have consummated the transactions contemplated by the Contribution Agreement.

(e) The offer letters between Purchaser and each of Scott Nist, Kevin Rochford and Robert Schilling shall be in full force and effect.

(f) Holdings shall have taken all actions necessary and appropriate so that each unvested restricted stock unit held by a Company Employee and outstanding immediately prior to the Closing (each, a “Company Employee RSU”) shall become fully vested as of the Closing Date; provided, however, that the requirements of this Section 9.2(f) shall only apply to Company Employee RSUs held by Company Employees who remain employed by Seller or one of its Affiliates from the date hereof until immediately prior to the Closing, who have accepted Purchaser’s or one of its Affiliate’s offer of employment to be effective as of the Closing and who have executed full and complete releases of Seller and its Affiliates in form and substance satisfactory to Seller.

Section 9.3 Joint Conditions to the Parties’ Obligations. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date.

(a) No Proceeding will have been commenced or threatened on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated by this Agreement.

(b) No Law will have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement.

(c) There will be no Order of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated by this Agreement.

(d) All waiting periods set forth in the HSR Act or required by any foreign antitrust Laws will have expired or have been terminated.

(e) The Escrow Agent shall have delivered a counterpart of the Escrow Agreement, duly executed by the Escrow Agent, to each of Purchaser and Seller.

ARTICLE X.

INDEMNIFICATION

Section 10.1 General; Survival. From and after the Closing, the Parties will indemnify each other as provided in this Article X. All indemnification payments made pursuant to this Article X will be treated by the Parties for applicable Tax purposes as adjustments to the Purchase Price unless otherwise required by Law. The representations and warranties of the Parties contained in this Agreement will survive the Closing (and will not merge into any instrument of conveyance) until the eighteen month anniversary of the Closing Date and will expire and thereafter be of no further force and effect; provided, however, (x) the representation and warranty set forth in Section 3.18 (Intellectual Property) shall survive the Closing (and will not merge into any instrument of conveyance) until the twenty-four month anniversary of the Closing Date and will expire and thereafter be of no further force and effect, and (y) the Fundamental Representations will survive the Closing (and will not merge into any instrument of conveyance) until the expiration of the applicable statute of limitations, and will expire and thereafter be of no further force and effect. All covenants and agreements contained in this Agreement will survive the Closing (and will not merge into any instrument of conveyance) until the expiration of the applicable statute of limitations, and will thereafter expire and thereafter be of no further force and effect, and no indemnification obligation will be associated therewith or based thereon. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 10.2 Seller’s Indemnification Obligations. Subject to the provisions of this Article X, from and after the Closing, Seller will indemnify, defend, protect and hold harmless Purchaser and the Company (“Purchaser Indemnitees”) for, from and against any and all Damages incurred by any Purchaser Indemnitee to the extent based upon, attributable to or resulting from:

(a) any breach of any representation and warranty made to Purchaser by the Company or Seller in Article III or Seller in Article IV or made to Purchaser by the Company or Seller in any Transaction Document or any certificate delivered pursuant thereto;

(b) any breach by Seller or, prior to the Closing, the Company of any of the covenants or agreements in this Agreement or any Transaction Document to be performed or complied with by Seller or, prior to the Closing, the Company;

(c) any unpaid Indebtedness or Transaction Expenses that are not accounted for in the calculation of the Purchase Price (as finally determined in accordance with Article II);

(d) any claim for indemnification made by any officer or director of the Company to the extent arising from any event that occurred prior to the Closing; or

(e) any Excluded Liability.

Section 10.3 Limitation on Seller’s Indemnification Obligations. Seller’s obligations pursuant to the provisions of Section 10.2 are subject to the following limitations:

(a) The Purchaser Indemnitees will not be entitled to recover under Section 10.2 on any individual claim unless and until the Damages associated with such claim exceed $25,000, at which point an indemnification claim can be made for the entire amount of such individual claim, subject to the other terms of this Article X. Any individual claim that does not have Damages in excess of $25,000 will not count toward the calculation of the Deductible. The limitations set forth in this Section 10.3(a) shall not apply to or otherwise affect the ability of the Purchaser Indemnitees to make claims or recover Damages with respect to Fundamental Representation Claims.

(b) The Purchaser Indemnitees will not be entitled to recover under Section 10.2(a) until the total amount of Damages that Purchaser Indemnitees would recover under Section 10.2(a), but for this Section 10.3(b), exceeds $500,000 (the “Deductible”). Once the total amount of Damages that the Purchaser Indemnitees would recover under Section 10.2(a), but for this Section 10.3(b), exceeds the Deductible, the Purchaser Indemnitees will be entitled to recover only the amount of such Damages in excess of the Deductible. The limitations set forth in this Section 10.3(b) shall not apply to or otherwise affect the ability to make claims or recover Damages with respect to Fundamental Representation Claims, provided, however, that Damages with respect to Fundamental Representations will not be included in determining whether the Damages that Purchaser Indemnitees would recover under Section 10.2(a), but for this Section 10.3(b), exceed the Deductible.

(c) The Purchaser Indemnitees will not be entitled to recover Damages pursuant to Section 10.2: (i) in the case of any claim pursuant to Section 10.2(a), other than a claim for indemnification under Section 10.2(a) regarding a Fundamental Representation (each, a “Fundamental Representation Claim”), for any amount of Damages, when aggregated with any amounts previously paid or to be paid pursuant to this Article X, in excess of $18,000,000, or (ii) in the case of any Fundamental Representation Claim or any claim pursuant to Section 10.2(b) or 10.2(d), for any amount of Damages, when aggregated with any amounts previously paid or to be paid pursuant to this Article X, in excess of $100,000,000.

(d) The amount of any recovery by Purchaser Indemnitees pursuant to Section 10.2 will be reduced by the present value of any refund of Taxes paid or reduction in the amount of Taxes due (except to the extent that Purchaser or Company has paid such amount to Seller in accordance with Section 11.3), reflecting an appropriate discount for the timing and receipt or realization of such refund or reduction resulting from the incurrence of Damages for which Purchaser Indemnitees are entitled to recover from Seller pursuant to Section 10.2, computed at the highest marginal tax rates applicable to the recipient of such refund of or reduction in Taxes.

(e) The amount of any recovery by Purchaser Indemnitees pursuant to Section 10.2 will be reduced by the amounts recovered by Purchaser Indemnitees under any applicable insurance policies or other collateral sources and the amount of indemnification and other payments recovered by Purchaser Indemnitees under any applicable indemnification agreements or similar rights as a result of the facts that entitled the Purchaser Indemnitees to recover from Seller pursuant to Section 10.2. Each Purchaser Indemnitee agrees to make all claims and to collect any amounts recoverable under applicable insurance policies, indemnification agreements and similar rights and to seek recovery under all applicable insurance policies, indemnification agreements and similar rights for all Damages to the extent such Damages are covered by any insurance policy, indemnification agreement or similar right of such Purchaser Indemnitee. In the event that an insurance or other recovery is made by any Purchase Indemnitee with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery will be made promptly to Seller.

(f) In no event will any Purchaser Indemnitee be entitled to indemnification for the same Damages from more than one source.

(g) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO INDEMNIFIED PARTY WILL BE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE X WITH RESPECT TO, NOR SHALL THE INDEMNIFIABLE DAMAGES HEREUNDER INCLUDE OR BE DEEMED TO INCLUDE, CONSEQUENTIAL DAMAGES OF ANY KIND (REGARDLESS OF THE CHARACTERIZATION THEREOF OR WHETHER OR NOT FORESEEABLE), DIMINUTION IN VALUE, DAMAGES COMPUTED ON A MULTIPLE OF EARNINGS, BOOK VALUE, DISCOUNTED CASH FLOW OR ANY SIMILAR BASIS, WHETHER OR NOT USED IN ARRIVING AT THE PURCHASE PRICE OR THE POTENTIAL EARN OUT PAYMENT, OR ANY INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT ANY INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARE AWARDED AS A COMPONENT OF DAMAGES IN A THIRD-PARTY CLAIM.

(h) Notwithstanding anything herein to the contrary, Purchaser Indemnitees will not be entitled to recover under Section 10.2: (i) to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves or liabilities with respect to such matters that are reflected in the Closing Balance Sheet and taken into account in the calculation of the Purchase Price and (ii) with respect to any matter arising under a provision of this Agreement to the extent that the Purchaser Indemnitees have already recovered Damages with respect to such matter pursuant to another provision of this Agreement.

(i) Notwithstanding any provision of this Agreement to the contrary, the Purchaser Indemnitees must first exhaust the Escrow Funds before seeking any cash payment from Seller as recourse for Damages for which the Purchaser Indemnitees are entitled to indemnification pursuant to this Article X. Purchaser may, with written notice to Seller, offset against any available Earn Out Payment as recourse for Damages for which the Purchaser Indemnitees are entitled to indemnification pursuant to this Article X.

(j) For purposes of calculating Damages hereunder arising out of, relating to or resulting from a breach or inaccuracy of any representation or warranty (but not for purposes of determining the existence of any breach (including any inaccuracy) of any representation, warranty, covenant or agreement), any materiality or material adverse effect qualifications in the representations or warranties shall be ignored.

(k) Notwithstanding the above, the limitations set forth in this Section 10.3 shall not apply with respect to claims or Damages arising from the Company’s or Seller’s fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 10.4 Purchaser’s Indemnification Obligations. Subject to the provisions of this Article X, from and after the Closing, Purchaser will indemnify, defend, protect and hold harmless Seller and its Affiliates (“Seller Indemnitees”) for, from and against any and all Damages incurred by any Seller Indemnitee to the extent based upon, attributable to or resulting from:

(a) any breach of any representation or warranty made to Seller by Purchaser in Article V or in any Transaction Document;

(b) any breach by Purchaser of any of the covenants or agreements in this Agreement or any Transaction Document to be performed or complied with by Purchaser; or

(c) any Assumed Liability.

Section 10.5 Limitation on Purchaser’s Indemnification Obligations. Purchaser’s obligations pursuant to the provisions of Section 10.4 are subject to the following limitations:

(a) Seller Indemnitees shall not be entitled to indemnification under Section 10.4(a) on any individual claim unless and until the Damages associated with such claim exceed $25,000, at which point an indemnification claim can be made for the entire amount of such individual claim, subject to the other terms of this Article X. Any individual claim that does not have Damages in excess of $25,000 will not count toward the calculation of the Deductible.

(b) Seller Indemnitees will not be entitled to recover under Section 10.4(a) until the total amount of Damages that Seller Indemnitees would recover under Section 10.4(a), but for this Section 10.5(b), exceeds the Deductible. Once the total amount of Damages that Seller Indemnitees would recover under Section 10.4(a), but for this Section 10.5(b), exceeds the Deductible, Seller Indemnitees will be entitled to recover only the amount of such Damages in excess of the Deductible.

(c) Seller Indemnitees will not be entitled to recover Damages pursuant to Section 10.4(a), in the case of any claim, for any amount of Damages, when aggregated with any amounts previously paid or to be paid pursuant to this Article X, in excess of $100,000,000.

(d) The amount of any recovery by Seller Indemnitees pursuant to Section 10.4 will be reduced by the present value of any refund of Taxes paid or reduction in the amount of Taxes due, reflecting an appropriate discount for the timing and receipt or realization of such refund or reduction resulting from the incurrence of Damages for which Seller Indemnitees are entitled to recover from Purchaser pursuant to Section 10.4, computed at the highest marginal tax rates applicable to the recipient of such refund of or reduction in Taxes.

(e) The amount of any recovery by Seller Indemnitees pursuant to Section 10.4 will be reduced by the amounts recovered by Seller Indemnitees under any applicable insurance policies recovered by Seller Indemnitees as a result of the facts that entitled the Seller Indemnitees to recover from Purchaser pursuant to Section 10.4. Each Seller Indemnitee agrees to make all claims and to collect any amounts recoverable under applicable insurance policies and to seek recovery under all applicable insurance policies for all Damages to the extent such Damages are covered by any insurance policy of such Seller Indemnitee. In the event that an insurance is made by any Seller Indemnitee with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery will be made promptly to Purchaser.

(f) In no event will Seller be entitled to indemnification for the same Damages from more than one source.

(g) For purposes of calculating Damages hereunder arising out of, relating to or resulting from a breach or inaccuracy of any representation or warranty (but not for purposes of determining the existence of any breach (including any inaccuracy) of any representation, warranty, covenant or agreement), any materiality or material adverse effect qualifications in the representations or warranties shall be ignored.

(h) Notwithstanding the above, the limitations set forth in this Section 10.4 shall not apply with respect to claims or Damages arising from Purchaser’s fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 10.6 Expiration of Claims. The ability of any Person to make a claim for or to receive indemnification pursuant to Section 10.2 or Section 10.4 will terminate when the applicable representation, warranty, covenant, or agreement terminates pursuant to Section 10.1, unless such Person sustained or incurred Damages prior to the applicable termination date and delivered a Claim Notice pursuant to Section 10.7 prior to such termination date, in which case, the claim for such sustained or incurred Damages set forth in such Claim Notice will survive until a Final Determination has occurred with respect to such claim.

Section 10.7 Notice and Determination of Claims. If any Indemnified Party believes that it has incurred any Damages for which it may be entitled to indemnification hereunder, whether or not the applicable dollar limitation specified by Article X has been exceeded, such Indemnified Party will so notify the Indemnifying Party promptly in writing (each, a “Claim Notice”), specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Damages, all with reasonable particularity. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Person will be entitled under this Article X will be determined by a Final Determination or by any other means to which Purchaser and Seller may agree in writing. The Indemnified Party will have the burden of proof in establishing the amount of Damages suffered by such Person. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article X will not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, any Party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

Section 10.8 Third-Party Claims.

(a) Promptly following the receipt of notice of a Third-Party Claim, the Party receiving the notice of the Third-Party Claim will notify, in writing, Seller, in the event that such Party receiving notice is a Purchaser Indemnitee entitled to indemnification pursuant to Section 10.2, or Purchaser, in the event that such Party receiving notice is a Seller Indemnitee entitled to indemnification pursuant to Section 10.4, of its existence setting forth with reasonable specificity the facts and circumstances of which such Party has received notice and, if the Party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a good faith estimate of the amount, and the method of computation of such Damages, all with reasonable particularity. The notice will be accompanied by copies of all documents and information relevant to the Third-Party Claim and in the Indemnified Party’s possession or under its reasonable control.

(b) Subject to Section 10.8(d), the Indemnifying Party will have the right to conduct and control, at its own expense and through counsel of its choosing, the defense, compromise and settlement of any Third-Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder. The Indemnifying Party will notify the Indemnified Party in writing, as promptly as possible after receipt of the notice of Third-Party Claim given by the Indemnified Party to the Indemnifying Party under Section 10.8(a) of its election to assume the defense of such Third-Party Claim. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof. The Indemnified Party will cooperate in connection with the defense, compromise or settlement of any Third-Party Claim pursuant to this Section 10.8 and will furnish such records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.

(c) The Indemnifying Party will give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third-Party Claim at least ten days prior to the settlement of any such Third-Party Claim. The Indemnifying Party will not settle or compromise such claim or demand without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed, unless the Indemnified Party is given a full and complete release of any and all liability by all relevant parties to such claim or demand or the damages payable under the settlement are limited to monetary payments that are paid in full by the Indemnifying Party.

(d) Notwithstanding anything in Section 10.8(b) to the contrary, the Indemnified Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of (i) any Third-Party Claim that is a criminal proceeding, action, indictment, allegation or investigation or seeks as the sole remedy an injunction or other equitable relief against the Indemnified Party, (ii) any Third-Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or the Business and the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects (including the Third-Party Claim involving any then-existing customer of the Company or Purchaser), or (iii) the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim. Additionally, the Indemnifying Party will lose its right to contest, defend, and litigate the Third-Party Claim if it fails to accept a tender of the defense of the Third-Party Claim. In such event, the Indemnified Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any such Third-Party Claim. Whether or not the Indemnifying Party has assumed or lost its right to assume the defense of a Third-Party Claim, no Indemnified Party will admit any liability with respect to, or settle, compromise, or discharge, any Third-Party Claim without the prior written consent of the Indemnifying Party.

(e) If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Damages, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy or otherwise against or with respect to such Damages, except with respect to amounts not yet recovered by such Indemnified Party (or such other Person entitled to indemnification hereunder) under any such insurance policy or otherwise that already have been netted against such Damages for purposes of determining the indemnifiable amount of such Damages. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(f) Notwithstanding any provision of this Section 10.8 to the contrary, any Third-Party Claim relating to Taxes will be subject to the provisions of Article XI.

Section 10.9 Indemnification Exclusive Remedy; Specific Performance.

(a) Notwithstanding any other term herein, the sole and exclusive remedies of the Parties arising out of, relating to or resulting from this Agreement and the transactions contemplated hereby will be strictly limited to those contained in this Article X and Section 6.6 and Article XI. In furtherance of the foregoing, to the maximum extent permitted by Law, each Party hereby waives and, if necessary to give effect to this Section 10.9, will cause each Purchaser Indemnitee or Seller Indemnitee, as applicable, to waive, all claims, causes of action and other remedies of such Person against any Party (other than claims arising from the

Company’s, Seller’s or Purchaser’s fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or any other Transaction Document) as a matter of contract, tort, equity, under or based upon any applicable Law or otherwise (including for rescission), except to the extent expressly stated in this Article X. Without limiting the generality of the preceding sentence, except as provided by this Article X, no claim, action or remedy will be brought or maintained subsequent to the Closing by any Purchaser Indemnitee against Seller, and no recourse will be brought or granted against Seller, sounding in tort or strict liability or by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement. Nothing in this Section 10.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of the Company’s, Seller’s or Purchaser’s fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

(b) Each of Purchaser, the Company and Seller acknowledges and agrees that the rights and obligations of each Party set forth in this Agreement, including each Party’s rights to consummate the transactions contemplated by this Agreement, are unique and that, if this Agreement is not performed in accordance with its terms or is otherwise breached, a non-breaching Party will be damaged irreparably and have no adequate remedy at Law. Accordingly, the Parties agree that any such non-breaching Party will have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce such Person’s rights and the breaching Party’s obligations under the terms of this Agreement, by bringing an action or actions for specific performance (including for specific performance of any and all of the transactions contemplated by this Agreement), injunctive or other equitable relief (without posting of bond or other security). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.10 Obligations to Mitigate Damages. Each Indemnified Party will take, and will cause all other Indemnified Parties to take, all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event that gives, or would reasonably be expected to give, rise to Damages, including diligently pursuing and attempting to recover all insurance proceeds and all other recoveries under each applicable insurance policy and diligently pursuing and attempting to obtain all Tax refunds or reductions in Taxes contemplated under Section 10.3(d).

Section 10.11 Release of Escrow. The Escrow Funds will be held by the Escrow Agent in escrow subject to the terms and conditions of this Agreement and the Escrow Agreement until the release of the Escrow Funds in accordance with this Agreement or the Escrow Agreement, as applicable. On the date that is eighteen months after the Closing Date, Purchaser and Seller shall jointly instruct, if so required by the Escrow Agent as a condition to the release of the Escrow Funds, the Escrow Agent to disburse to Seller the remainder of the Escrow Funds, if any, that (a) have not been disbursed to Purchaser to compensate the Purchaser Indemnitees for Damages as provided in this Article X or (b) have not been retained in escrow to satisfy unresolved claims for indemnification pursuant to this Article X, if any. Any amount of the Escrow Funds held in escrow to satisfy any such unresolved claims shall be released to Seller, Purchaser or the Purchaser Indemnitees, as applicable, upon final resolution of each such claim.

ARTICLE XI.

TAX MATTERS

Section 11.1 Preparation and Filing of Tax Returns . Seller will prepare or cause to be prepared all income Tax Returns for or with respect to the Company for all Pre-Closing Tax Periods that are filed after the Closing Date, including any amendments and carryback claims with respect to any such income Tax Returns. Seller shall include the income of the Company (including any deferred items taken into account pursuant to Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on the consolidated federal income Tax Returns of Holdings for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to (a) join in Seller’s consolidated or combined state and federal income Tax Returns and (b) to file separate company income Tax Returns in state and local jurisdictions that require Seller to file such returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Seller will permit Purchaser to review and comment on each such income Tax Return described in the first sentence of this Section 11.1 prior to filing, provided that, with respect to any such Tax Return that is filed on a combined or consolidated basis, Seller will only be required to provide Purchaser with a copy of the portions of such Tax Return that directly relate to the Company. After such review, Seller will submit such income Tax Returns (other than any combined or consolidated income Tax Return) to the Company for filing. Neither Purchaser nor Seller will amend or cause to be amended any such income Tax Return in any way that relates to or affects the Company without the written consent of the other Party. Purchaser will prepare or cause to be prepared all Tax Returns (other than income Tax Returns) of the Company for Pre-Closing Tax Periods and Straddle Periods that are due after the Closing Date. Purchaser will permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Purchaser will not amend or cause to be amended any such Tax Return without the written consent of Seller.

Section 11.2 Tax Benefits . Notwithstanding anything in this Article XI to the contrary, any Tax Benefits will, to the maximum extent permitted by Law, be reflected on the Tax Returns of the Company for Pre-Closing Tax Periods or the pre-closing portion of Straddle Periods, as the case may be. Except as otherwise required pursuant to a determination (as defined in Section 1313 of the Code), neither the Company, Purchaser nor any of their respective Affiliates will take any position inconsistent with such treatment. To the extent that any Tax Benefits (including any deductions arising with respect to any payments of deferred compensation under an agreement entered into in a Pre-Closing Tax Period, and any net operating loss carryforward from a Pre-Closing Tax Period resulting from the incurrence of Tax Benefits) are required by applicable Law to be claimed in a period other than a Pre-Closing Tax Period or the pre-closing portion of any Straddle Period, Purchaser will pay to Seller an amount equal to the product of such Tax Benefits realized and the highest combined federal and state income Tax rate applicable thereto, as reasonably determined by Seller. Any payment described in the preceding sentence will be made within 15 days after the Company, Purchaser or any of their respective Affiliates actually realizes a reduction in Taxes as a result of the incurrence of such Tax Benefits.

Section 11.3 Refunds. Seller will be entitled to any Tax refunds or overpayments that are received by Purchaser or the Company that arise with respect to Pre-Closing Tax Periods or the pre-Closing portion of any Straddle Period, except to the extent any such refund or overpayment was taken into account in determining Working Capital. For purposes of this Section 11.3, in the event that any actual liability of the Company for Taxes with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period is less than the amount of such liability for Taxes taken into account in Working Capital, then such difference will be treated as a refund of such Taxes. Purchaser will cause the Company to make all filings and take all actions necessary to secure such refunds or overpayments as promptly as possible and to pay to Seller any such refund or the amount of any such overpayment within 15 days after the actual receipt of such refund or overpayment.

Section 11.4 Control of Audit or Tax Litigation. Seller will control any audit or other Proceeding regarding any Taxes arising in any Pre-Closing Tax Period or for which Seller is or could be required to indemnify Purchaser pursuant to Article X. Seller will permit Purchaser to review and comment on any documents in connection with such audit or other Proceeding and will take any reasonable comments into consideration prior to filing any document. In the event that Seller settles any such audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, any resulting Damages shall be treated as Taxes that are subject to indemnification pursuant to Section 11.8. Purchaser and Seller will cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit or other Proceeding with respect to the Company’s Taxes.

Section 11.5 Transfer Taxes. Purchaser will assume liability for and pay 50% and Seller will assume liability for and pay 50% of all sales, use, transfer, real property transfer, documentary, recording, gains, equity transfer, and similar Taxes and fees, and any deficiency, interest, or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement. Purchaser will, at its own expense, timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

Section 11.6 Cooperation. Purchaser, the Company and Seller will cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Article XI and any audit or other Proceeding with respect to Taxes. Such cooperation will include the retention and (upon such other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit or other Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 11.7 Carrybacks. Purchaser and the Company shall elect, where permitted by law, to carry forward any net operating loss or other Tax attribute of the Company arising in any taxable period that begins on or after the Closing Date that, absent such election, would be carried back to a Pre-Closing Tax Period or Straddle Period. In the event that Company shall not be able to prevent a Tax attribute from being carried back to a Pre-Closing Tax Period or Straddle Period, Seller shall pay to Purchaser any Tax refund (or reduction in Tax liability) that results from a carryback into Holdings’ consolidated Tax Return of a Tax attribute of the Company that arises in a taxable period that ends after the Closing Date within 15 days of when such refund (or reduction) is realized by Holdings or its Subsidiaries. At the request of Purchaser, Seller will cooperate with the Company in obtaining such refund (or reduction), including the filing of amended Tax Returns or refund claims. Purchaser agrees to indemnify Seller for any Taxes resulting from the disallowance of such Tax attribute on audit or otherwise.

Section 11.8 Tax Indemnification. Seller shall indemnify the Company and Purchaser and hold them harmless from and against any loss, claim, liability, expense or other damage attributable to (a) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the Pre-Closing Period for any taxable period that includes (but does not end on) the Closing Date (to the extent the liability for such Taxes has not been satisfied as of the Closing Date or taken into account in determining final Working Capital), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, and (c) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. Seller’s obligations pursuant to this Section 11.8 shall be subject to applicable limitations under Section 10.3, determined as if the liability for Taxes arose with respect to a Fundamental Representation Claim.

Section 11.9 Tax-Sharing Agreements. All Tax Sharing Agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section 11.10 Section 338(h)(10) Election. Holdings and Purchaser shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or non-U.S. tax law) (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company hereunder. Seller will pay any Tax attributable to the making of the 338(h)(10) Election and will indemnify Purchaser and the Company against any adverse consequences arising out of any failure to pay such Tax.

Section 11.11 Allocation of Purchase Price. The Parties agree that the Purchase Price, the Earn Out Payment and the liabilities of the Company accrued as of the Closing Date (plus other relevant items) will be allocated among the assets of the Company for all Tax purposes in a manner to be separately agreed in writing within three months following the Closing Date. In the event the Parties are unable to agree on such allocation, any dispute shall be handled in accordance with procedures similar to those set forth in Section 2.6. Purchaser, the Company, and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation, and will not take any position that is inconsistent with such allocation in any audit or other Proceeding.

Purchaser shall prepare Form 8883, Asset Allocation Statement under Section 338 consistently with the foregoing allocation and provide such document to Seller for its review and comment within three months of the Closing Date. Any amendments or modifications to Form 8883 required to take into account Earn Out Payments or any other adjustments to Purchase Price after the Closing Date shall be prepared by Purchaser consistently with the foregoing allocation and provided to Seller for its review and comment within 60 days of the end of any calendar year in which such Earn Out payment or any other amendment or modification to Form 8883 is required to be attached to a Tax Return for that tax year.

ARTICLE XII.

TERMINATION

Section 12.1 General. The Parties will have the rights and remedies with respect to the termination or enforcement of this Agreement that are set forth in this Article XII.

Section 12.2 Right to Terminate. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 14.3:

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if the Closing has not occurred at or before 11:59 p.m. Eastern time on October 14, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 12.2(b) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date;

(c) by Purchaser in the event of any material breach by the Company or Seller of any of the Company’s or Seller’s agreements, covenants, representations or warranties contained herein and the failure of the Company or Seller to cure such breach within 30 days after receipt of notice from Purchaser requesting such breach to be cured;

(d) by Seller in the event of any material breach by Purchaser of any of Purchaser’s agreements, representations or warranties contained herein and the failure of Purchaser to cure such breach within 30 days after receipt of notice from Seller requesting such breach to be cured; or

(e) by either Purchaser or Seller if there is in effect a final, non-appealable Order of a court of competent jurisdiction precluding consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 12.2(e) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in such Order.

Section 12.3 Remedies Upon Termination. If this Agreement is terminated pursuant to Section 12.2, then each of the Parties will be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as set forth in Section 12.4, and no Party will have any claim against any other Party, unless the circumstances giving rise to the termination of this Agreement were caused by a Party’s willful breach of a material representation, warranty, covenant or agreement set forth in this Agreement, in which event termination of this Agreement will not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching Parties. If, following the termination of this Agreement, any litigation or other Proceeding is commenced by any Party to pursue any legal or equitable right or remedy against any other Party whose willful breach of a material representation, warranty, covenant or agreement herein results in the termination of this Agreement, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation or other Proceeding will be reimbursed by the losing Party; provided that, if a Party to such litigation or other Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation or other Proceeding will award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

Section 12.4 Certain Other Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 12.2:

(a) each Party, if so requested by any other Party, will return promptly every document furnished to it by such other Party (or any Subsidiary, division, associate or Affiliate of such other Party) in connection with the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) that may have been made, and will use commercially reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made; and

(b) the Confidentiality Agreement will remain in full force and effect in accordance with Section 7.1 and survive termination of this Agreement.

ARTICLE XIII.

ADDITIONAL COVENANTS

Section 13.1 Limitation on Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ARTICLE IV AND ARTICLE V (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM IN THE DISCLOSURE SCHEDULE) AND THIS SECTION 13.1, (A) NO PARTY IS MAKING OR SHALL BE DEEMED TO HAVE MADE, (B) EACH PARTY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ACKNOWLEDGES AND AGREES THAT SUCH PARTY IS NOT RELYING ON, AND (C) NO PARTY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY ARISING OUT OF, RELATING TO OR RESULTING FROM, IN EACH CASE, ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO FITNESS, NON-INFRINGEMENT, MERCHANTABILITY, OR SUITABILITY FOR ANY PARTICULAR PURPOSE) OR OTHERWISE, INCLUDING AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS, REGARDING THE

TRANSACTION, THE BUSINESS, THE SHARES, OR THE COMPANY’S BUSINESS, FINANCIAL CONDITION OR ASSETS (INCLUDING THE CONDITION, VALUE, QUALITY OR SUITABILITY OF ANY ASSETS), INCLUDING FORWARD-LOOKING STATEMENTS (ANY OF THE FOREGOING, AN “EXTRA-CONTRACTUAL STATEMENT”). PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, PURCHASER IS ACQUIRING THE SHARES AND THE BUSINESS ON AN “AS IS, WHERE IS” BASIS. PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT NEITHER SELLER NOR THE COMPANY HAS MADE, AND EACH OF PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND IS NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT, AND EACH OF PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENTS HERETOFORE FURNISHED OR MADE TO PURCHASER OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF SELLER OR THE COMPANY (IT BEING INTENDED THAT NO SUCH EXTRA-CONTRACTUAL STATEMENTS SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT).

Section 13.2 Non-Recourse; Release. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to or third-party beneficiaries of this Agreement. Except to the extent named as a party to or third-party beneficiary of this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future equityholder, director, manager, officer, employee, agent, representative or Affiliate of any Party will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties or for any claim based upon, arising out of or related to this Agreement. Without limiting the foregoing, no claim may be brought or maintained by Purchaser or any other Purchaser Indemnitee or any of their respective successors or permitted assigns against any present or future equityholder, director, manager, officer, employee, agent, representative or Affiliate of any Party which is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. As a material inducement to Purchaser to enter into this Agreement, effective as of the Closing, Holdings on behalf of itself and Seller and each of Seller’s Subsidiaries on behalf of itself and its Subsidiaries agrees not to sue and fully releases and discharges the Company and its successors (collectively, the “Releasees”), with respect to and from any and all Damages (including employment contracts) or Proceedings, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which Holdings, Seller or any of Seller’s Subsidiaries now owns or holds or has at any time owned or held against Releasees; provided, that nothing in this Section 13.2 will be deemed to constitute a release by Holdings, Seller or any of Seller’s Subsidiaries of any right to enforce its rights under this Agreement or any other Transaction Document.

Section 13.3 Disclosure Schedule. All representations and warranties of the Company and Seller in this Agreement or any other Transaction Document are made subject to and modified by the exceptions noted in the schedules delivered by the Company and Seller to Purchaser concurrently herewith and identified as the “Disclosure Schedule,” as it may be modified from time to time pursuant to Section 6.5. A disclosure made by the Company or Seller in any Section of the Disclosure Schedule (or subparts thereof) that informs Purchaser of information with respect to another Section of this Agreement or the Disclosure Schedule (or subparts thereof) or any other Transaction Document in order to avoid a breach thereof or misrepresentation thereunder will be deemed, for all purposes of this Agreement or any other Transaction Document, to have been made with respect to all such other Sections of this Agreement and the Disclosure Schedule (or subparts thereof) or other Transaction Document, notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference in any representation or warranty. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the Shares, the business or the assets, liabilities, financial position, operations or results of operations of the Company or Seller with respect to the Business.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Transaction Expenses. Except as otherwise provided herein, each Party will bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the other Transaction Documents.

Section 14.2 Publicity. At any time prior to the Closing, except as otherwise required by Law or applicable securities exchange rules, press releases and other public announcements concerning the transactions contemplated by this Agreement will be made only with the prior agreement of Seller and Purchaser (and in any event, the Parties will use commercially reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing). Following the Closing, except as otherwise required by Law or applicable securities exchange rules or with the written consent of Seller and Purchaser, no press releases or other public announcements concerning the transactions contemplated by this Agreement will state the amount of the Purchase Price.

Section 14.3 Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by electronic transmission in PDF format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given on the first Business Day following transmission; provided, however, that a notice delivered by facsimile or electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two Business Days after its delivery by facsimile or electronic transmission. All notices will be addressed as follows:

If to Seller or the Company:

M/A-COM Technology Solutions Inc. 100 Chelmsford St.

Lowell, Massachusetts 01851

Attn: General Counsel

Facsimile: (978) 656-2678

Email: clay.simpson@macom.com

with a copy to (which shall not constitute notice):

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

Attention: Jeff Beuche

Facsimile: (303) 291-2400

Email: jbeuche@perkinscoie.com

If to Purchaser:

Autoliv ASP Inc.

26545 American Drive

Southfield, Michigan 48034

Attention: Michael S. Anderson

Facsimile: (801) 625-7399

Email: mike.anderson@autoliv.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

950 F Street N.W.

Washington, D.C. 20004

Attention: David A. Brown

Facsimile: (202) 654-4963

Email: dave.brown@alston.com

or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 14.3.

Section 14.4 Entire Agreement; Amendments. This Agreement, the Confidentiality Agreement, the Exclusivity Agreement, the Escrow Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and, except for any updates to the Disclosure Schedule pursuant to Section 6.5, duly executed by Purchaser and Seller.

Section 14.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party.

Section 14.6 Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same Agreement. Any such counterpart signature page shall be effective as a counterpart signature page hereto without regard to page, document or version numbers or other identifying information thereon, which are for convenience of reference only.

Section 14.7 Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile, by electronic transmission in PDF format or similar format, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party or to any such contract will raise the use of facsimile, electronic transmission in PDF format or similar format to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile, electronic transmission in PDF format or similar format as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 14.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

Section 14.9 Applicable Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 14.10 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and those Persons (or categories of Persons) specifically described herein, including pursuant to Section 8.6, and, except as aforesaid, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third-party. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that, in addition to Purchaser, the Company and Seller, the Purchaser Indemnitees and the Seller Indemnitees, as the case may be, will also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions directly against the applicable indemnifying Party.

Section 14.11 Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the Parties, and their successors and permitted assigns.

Section 14.12 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

Section 14.13 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

Section 14.14 Consent to Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE CITY OF WILMINGTON, DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT

REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 14.3, AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 14.15 Headings. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 14.16 Legal Representation. Each of the Parties acknowledges that Perkins Coie LLP (“Perkins”) currently serves as counsel to each of the Company and Seller, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Seller and the Company may no longer be aligned or when, for any reason, Perkins, Seller, or the Company believes that Perkins can or should no longer represent each of Seller and the Company. The Parties understand and specifically agree that Perkins may withdraw from representing the Company and continue to represent Seller even if the interests of Seller and the interests of the Company are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though Perkins may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates. Each of Purchaser and the Company hereby consents thereto and waives any conflict of interest arising solely from (i) any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement or (ii) indemnification by Seller that may arise between Seller and Purchaser, the Company or any Purchaser Indemnitee in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby. Each of the Parties further agrees that, as to all communications among Perkins, Seller, or the Company, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and shall not pass to or be claimed by the Company or any of its Affiliates. In addition, if the transactions contemplated by this Agreement are consummated, then the Company shall have no right of access to or control over any of Perkins’ records related to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) Seller. Furthermore, in the event of a dispute between Seller and the Company arising out of or relating to any matter in which Perkins acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to Seller any information or documents developed or shared during the course of Perkins’ joint representation of Seller and the Company.

Section 14.17 Guaranty.

(a) Subject to the conditions and limitations as set forth below, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to Purchaser and its successors, the due and punctual payment of all monetary obligations payable by Seller to Purchaser under this Agreement and the Transaction Documents (the guaranty obligations under this Section 14.17, collectively, the “Guarantied Obligations”); provided, however, that in no event shall the Guarantor’s liability to Purchaser and its successors with respect to the transactions contemplated by this Agreement and the Transaction Documents or otherwise exceed an amount in excess of $100,000,000 (the “Guaranty Cap”). The obligations of Guarantor under this Section 14.17 with respect to any obligation of Seller hereunder shall terminate and be of no further force or effect upon the expiration or termination of the applicable obligation of Seller hereunder. Purchaser acknowledges that neither Purchaser nor any of Purchaser’s successors shall have any right to recover any amount in excess of the Guaranty Cap from the Guarantor hereunder as the result of, in connection with or arising from the Guarantied Obligations and hereby waives any right that it may have in law or in equity to recover amounts from the Guarantor in excess of the Guaranty Cap with respect to the Guarantied Obligations, except for any amounts in excess of the Guaranty Cap that arise from Seller’s or, prior to the Closing, the Company’s fraud or intentional misrepresentation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

(b) The Guarantor guarantees that the Guarantied Obligations will be duly and punctually paid in accordance with the terms of this Agreement, subject to the Guaranty Cap. If for any reason Seller shall fail or be unable duly and punctually to pay any Guarantied Obligation as and when the same shall become due, then the Guarantor shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay such Guarantied Obligation, subject to the Guaranty Cap.

(c) The Guarantor hereby unconditionally waives (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guarantied Obligations and this Agreement, (ii) any presentment, demand, performance, protest, notice of non-payment as the same pertains to Seller or the Company, suit or the taking of other action by Purchaser against, and any other notice to, Seller or the Company, the Guarantor or others with respect to any of the Guarantied Obligations, (iii) any right to require Purchaser to proceed against either Seller or the Company or to exhaust any security held by Purchaser or to pursue any other remedy with respect to any of the Guarantied Obligations, (iv) any defense based upon an election of remedies by Purchaser, unless the same would excuse performance by the Company and Seller under this Agreement with respect to any of the Guarantied Obligations, and (v) any duty of Purchaser to advise the Guarantor of any information known to Purchaser regarding Seller or the Company or their respective ability to perform under this Agreement with respect to any of the Guarantied Obligations. Purchaser may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, with respect to any of the Guarantied Obligations, (A) agree with Seller to make any change in the terms of the Guarantied Obligations, (B) take or fail to take any action of any kind in respect of any security for the Guarantied Obligations, (C) exercise or refrain from exercising any rights against Seller or others, or (D) compromise or subordinate the Guarantied Obligations, including any security therefor. Any other suretyship defenses are hereby waived by the Guarantor with respect to any of the Guarantied Obligations.

(d) The provisions of this Section 14.17 shall continue to be effective or be reinstated, as the case may be, if (i) at any time and to the extent that any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of Seller or the Guarantor, all as though such payment had not been made or (ii) the obligations of the Guarantor under this Section 14.17, with respect to any of the Guarantied Obligations, are released in consideration of a payment of money or transfer of property by Seller or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of Seller or the Guarantor, all as though such payment, transfer or grant had not been made.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

AUTOLIV ASP INC.

By:	/s/ Michael S. Anderson
Name:	Michael S. Anderson
Title:	Vice President

By:	/s/ Steven Rode
Name:	Steven Rode
Title:	President

THE COMPANY:

M/A-COM AUTO SOLUTIONS INC.

By:	/s/ Robert McMullan
Name:	Robert McMullan
Title:	Chief Financial Officer

SELLER:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:	/s/ Robert McMullan
Name:	Robert McMullan
Title:	Chief Financial Officer

HOLDINGS:

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., solely in its capacity as the guarantor of the Guarantied Obligations pursuant to Section 14.17 and for purposes of Sections 6.6, 6.7, 9.2(f) and 13.2

By:	/s/ Robert McMullan
Name:	Robert McMullan
Title:	Chief Financial Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A—

FORM OF

ESCROW AGREEMENT

This Escrow Agreement, dated as of [            ], 2015 (this “Agreement”), is entered into by and among: (i) Autoliv ASP Inc., an Indiana corporation (“Purchaser”); (ii) M/A-COM Technology Solutions Inc., a Delaware corporation (“Seller,” and, together with Purchaser, the “Parties,” and, each individually, a “Party”); and (iii) Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”).

A. This Agreement is entered into and delivered by the parties hereto in connection with the consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as of July 16, 2015 (the “Purchase Agreement”), by and among the Parties and each other Person party thereto. Capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Purchase Agreement.

B. Pursuant to the terms of the Purchase Agreement, Purchaser will deliver certain funds to the Escrow Agent on the date of this Agreement, which funds will be held in escrow as a reserve to satisfy Damages, subject to the Deductible and any applicable indemnification cap set forth in the Purchase Agreement incurred by the Purchaser Indemnitees, if any, for which indemnity is available pursuant to the terms of the Purchase Agreement.

C. The Parties acknowledge and agree that (i) the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, (ii) all references in this Agreement to the Purchase Agreement are for convenience, and (iii) the Escrow Agent will have no implied duties beyond the express duties set forth in this Agreement.

AGREEMENT

In consideration of the promises and agreements of the Parties and the Escrow Agent set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent, intending to be legally bound, agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1 Establishment of Escrow; Appointment of Escrow Agent.

(a) On the date of this Agreement, or as agreed to by the Parties, pursuant to Section 2.3(c)(i) of the Purchase Agreement, Purchaser will deliver to the Escrow Agent cash in the amount of $18,000,000 (the “Escrow Property”). The Escrow Agent hereby accepts and agrees to hold the Escrow Property and all dividends, interest and earnings thereon in a separate and distinct account (the “Escrow Account”) on behalf of the Parties pursuant to the provisions of this Agreement.

(b) The Parties appoint the Escrow Agent as their agent solely for the purposes of holding, investing, administering, safeguarding and disbursing the Escrow Property pursuant to the provisions of this Agreement. The Escrow Agent, by executing this Agreement, acknowledges it will receive the Escrow Property and deposit the Escrow Property in the Escrow Account, accepts the appointment as the Escrow Agent and agrees to receive, hold, invest, administer, safeguard and disburse all of the Escrow Property, in each case, in accordance with the provisions of this Agreement.

Section 1.2 Investments; Monthly Statements.

(a) The Escrow Agent will establish and maintain the Escrow Account for the Escrow Property and is authorized and directed to deposit, transfer and hold the Escrow Property and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent Joint Written Instruction (as defined below) signed by both of the Parties. Any investment earnings and income (including interest earned) on the Escrow Property will become part of the Escrow Property and will be disbursed in accordance with Section 1.3, Section 1.5 or Section 1.6 of this Agreement.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Agreement. The Escrow Agent will have no responsibility or liability for any loss which may result from any investment or sale of investment made in accordance with and pursuant to this Agreement, other than to the extent resulting from its own willful misconduct or gross negligence. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or any such Affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(c) The Escrow Agent will keep an accurate record of all transactions with respect to the Escrow Property and will send statements to Purchaser and Seller on a monthly basis, or more frequently at the request of any Party, reflecting activity in the Escrow Account.

Section 1.3 Release of Escrow Property.

(a) Joint Written Instructions. The Escrow Agent will release the Escrow Property in accordance with written instructions signed by both of the Parties (each, a “Joint Written Instruction”) within five business days of the receipt of such Joint Written Instruction by the Parties to the Escrow Agent. The Parties each agree to issue Joint Written Instructions from time to time when either Party is entitled to payment in accordance with and subject to the terms and conditions of the Purchase Agreement.

(b) Court Order. The Escrow Agent will release the Escrow Property in accordance with (i) a final, non-appealable award, judgment or order issued by a court of competent jurisdiction or (ii) a final, binding and non-appealable ruling by an arbitrator or other Person with such authority. Any judgment, order, ruling or award delivered to the Escrow Agent pursuant to this Section 1.3(b) will be accompanied by an opinion of counsel or certification by an authorized officer of such Person indicating that the order, award, ruling or judgment issued by the court or arbitrator is a Final Determination.

(c) Time Release. On the third Business Day following the 18 month anniversary of the date hereof (the “Escrow Release Date”), the Escrow Agent will, automatically and without the requirement to deliver a Joint Written Instruction or otherwise, disburse the Disbursement Amount (as defined below) from the Escrow Property, with accrued interest thereon, to Seller. The term (i) “Disbursement Amount” means the difference, only if positive, between (A) the remaining balance of the Escrow Property as of the Escrow Release Date (taking into account any unpaid amount then payable pursuant to Section 1.3(a) or Section 1.3(b)), and (B) the then aggregate unresolved claim amounts set forth in all Claim Notices delivered by the Purchaser Indemnitees to Seller (with a copy to the Escrow Agent) pursuant to Article X of the Purchase Agreement, if any, timely and properly delivered to Seller on or before 11:59 p.m. (Eastern Time) on the Escrow Release Date. After giving effect to the release of the Escrow Property or a portion thereof pursuant to this Section 1.3(c), after the Escrow Release Date, the balance of the Escrow Property, if any, will be released by the Escrow Agent only in accordance with Section 1.3(a) or Section 1.3(b), and in each case, within five days after the final resolution of any such unresolved claim.

2

Section 1.4 Security Procedure For Funds Transfers. The Escrow Agent will confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which, upon receipt by the Escrow Agent, will become a part of this Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the applicable Party. Such revisions or rescissions will be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, then such document will be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent will not be liable for any loss caused by any such delay.

Section 1.5 Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property will, as of the end of each calendar year be reported as having been earned by Seller, and any taxes and related charges imposed with respect to that income will be borne by Seller, whether or not such income was disbursed during such calendar year.

(b) Prior to the date hereof, the Parties will provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, then the Escrow Agent may be required by the Code and the regulations promulgated thereunder to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent will satisfy such liability to the extent possible from the Escrow Property. The Parties, jointly and severally, will indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was primarily caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and will survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

(d) Seller will be treated as the owner of the Escrow Property for federal and state income tax purposes but, unless and until such time as distributions are made from the Escrow Property to Seller, on the one hand, or Purchaser, on the other hand, pursuant to this Agreement, will not be treated as the owner of the Escrow Property for any other purpose.

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Section 1.6 Termination. Upon the disbursement of all of the Escrow Property in accordance with the terms hereof, including any interest and investment earnings thereon, this Agreement will terminate and be of no further force and effect, except that the provisions of Section 1.5(c), Section 3.1 and Section 3.2 hereof will survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1 Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Agreement, which will be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other Person under this Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with the provisions of this Agreement. The Escrow Agent will neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement, any Claim Notice, any Joint Written Notice and any Joint Written Instructions delivered pursuant hereto, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent will have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument or document. References in this Agreement to any other agreement, instrument or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent further agrees that all property held by the Escrow Agent under this Agreement will be segregated from all other property held by the Escrow Agent and will be identified as being held in connection with this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the Escrow Agent. The Escrow Agent agrees that its documents and records with respect to the transactions contemplated by this Agreement will be available for examination by authorized representatives of Seller and Purchaser. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent will be inferred or implied from the terms of this Agreement or any other agreement.

Section 2.2 Attorneys and Agents. The Escrow Agent will be entitled to rely on and will not be liable for any action taken or omitted to be taken by the Escrow Agent in good faith in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent will be reimbursed as set forth in Section 3.1 for any and all reasonable and documented out-of-pocket compensation (including reasonable and documented fees and expenses) paid or reimbursed to such counsel or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians or nominees.

Section 2.3 Reliance. The Escrow Agent will not be liable for any action taken or not taken by it in good faith in accordance with the direction or consent of the Parties or their respective agents, representatives, successors or assigns. The Escrow Agent will not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter or other document reasonably believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Agreement, the Parties will deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof.

Section 2.4 Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Agreement will not be construed as duties.

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Section 2.5 No Financial Obligation. No provision of this Agreement will require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1 Indemnification. Seller and Purchaser, will severally and jointly, indemnify, defend and hold harmless the Escrow Agent from and against any and all losses, liabilities, costs, damages and expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses or other reasonable and documented out-of-pocket professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, except to the extent such loss, liability, cost, damage or expense will have been finally adjudicated to have been directly caused by the Escrow Agent’s willful misconduct or gross negligence; provided, however, as between the Parties, Seller and Purchaser will each be responsible for fifty percent of any such loss, liability, cost, damage or expense. To the extent any such loss, liability, cost, damage or expense is caused by Seller, then Seller will reimburse Purchaser for any and all such loss, liability, cost, damage or expense incurred by Purchaser. To the extent any such loss, liability, cost, damage or expense is caused by Purchaser, then Purchaser will indemnify and hold harmless Seller from any and all such loss, liability, cost, damage or expense. The provisions of this Section 3.1 will survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

Section 3.2 Limitation of Liability. THE ESCROW AGENT WILL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (a) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE BEEN DIRECTLY CAUSED BY THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (b) SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3 Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent written notice signed by both of the Parties (a “Joint Written Notice”) of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, will be effective thirty days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter will be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as will be appointed by the Parties, as evidenced by a Joint Written Notice delivered to the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment will be binding upon the Parties; provided that, any such successor will be a commercial bank, trust company or other financial institution with its principal place of business located in the United States and having a combined capital and surplus in excess of $100,000,000 unless otherwise agreed to by Seller and Purchaser in a Joint Written Notice; and provided further that, such successor must have executed and delivered an escrow agreement in substantially the form of this Agreement.

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Section 3.4 Compensation. The Escrow Agent will be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation will be paid one-half by each of Purchaser and Seller. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that (a) the conditions for the disbursement of funds under this Agreement are not fulfilled, (b) the Escrow Agent renders any necessary service not contemplated in this Agreement, (c) there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or (d) any material controversy arises hereunder or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then, in each case, the Escrow Agent will be reasonably compensated for such extraordinary services and reimbursed for all reasonable and documented costs and expenses, including reasonable, out-of-pocket attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event; which compensation and/or reimbursement will be paid one-half by each of Purchaser and Seller. If any amount due to the Escrow Agent hereunder is not paid within thirty days of the date due, the Escrow Agent will notify the Parties and if such amount is not paid within fifteen Business Days of such notice, the Escrow Agent may deduct any unpaid fees and expenses due to Escrow Agent from the Escrow Property. In the event that the Escrow Agent has offset such fees and expenses from the Escrow Property, the Party or Parties failing to pay the same directly to the Escrow Agent will promptly reimburse the Escrow Property for the same. The Escrow Agent will have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5 Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, after sending written notice of the same to Purchaser and Seller, retain the Escrow Property until the Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, in which event the Escrow Agent will be authorized to disburse the Escrow Property in accordance with such final court order or arbitration decision, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent will be authorized to disburse the Escrow Property in accordance with such agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent will be relieved of all liability as to the Escrow Property and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent will be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, will be and become the successor escrow agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act; provided, however, that any such successor will be a commercial bank, trust company or other financial institution with its principal place of business located in the United States having a combined capital and surplus in excess of $100,000,000 unless otherwise agreed to by Seller and Purchaser in a Joint Written Notice.

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Section 3.7 Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property will be attached, garnished or levied upon by any court order, or the delivery thereof will be stayed or enjoined by an order of a court, or any order, judgment or decree will be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is reasonably advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it will not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God, earthquakes, fire, flood, wars, acts of terrorism, civil or military disturbances, sabotage, epidemic, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes, acts of civil or military authority or governmental action; it being understood that the Escrow Agent will use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Successors and Assigns. This Agreement will be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons will have any rights under this Agreement. None of the Parties or the Escrow Agent may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party or Parties, as the case may be, and the Escrow Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that (a) Purchaser may assign any or all of its rights and interests hereunder and any other agreement or document executed in connection herewith to one or more of its Affiliates or to its lenders for collateral assignment purposes, (b) Seller may assign any or all of its rights and interests hereunder and any other agreement or document executed in connection herewith to one or more of its Affiliates, and (c) the Escrow Agent may assign any or all of its rights and interest hereunder and any other agreement or document executed in connection herewith in accordance with Section 3.6. Any Affiliate assignment under this Section 4.1 will not be valid until the Escrow Agent has processed the necessary due diligence and Know Your Customer material from such Affiliate that the Escrow Agent requires in establishing the assigned Affiliate to the account associated with this Agreement.

Section 4.2 Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent will have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other Person, should any or all of the Escrow Property escheat by operation of Law.

Section 4.3 Notices. All notices, requests, demands, and other communications required under this Agreement will be in writing, in English, and will be deemed to have been duly given (a) when delivered personally, (b) on the day delivered by facsimile transmission with written confirmation of

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receipt, (c) on the day of transmission if sent by electronic mail (“email”) with portable document format (*.pdf) or similar electronic attachment to the email address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (d) one Business Day after being mailed by overnight delivery with a reputable national overnight delivery service, or (e) four Business Days after being sent by mail or by certified mail, return receipt requested, and postage prepaid. If notice is given to a party, it will be given at the address for such party set forth below. It will be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications will be deemed to have been given on the date received by the Escrow Agent.

If to Purchaser:

Autoliv ASP Inc.

26545 American Drive

Southfield, Michigan 48034

Attention: Michael S. Anderson

Facsimile: (801) 625-7399

Email: mike.anderson@autoliv.com

With a copy (which will not constitute notice but which is nonetheless required for notice) to:

Alston & Bird LLP

950 F Street N.W.

Washington, D.C. 20004

Attention: David A. Brown

Facsimile: (202) 654-4963

Email: dave.brown@alston.com

If to Seller:

M/A-COM Technology Solutions Inc.

100 Chelmsford St.

Lowell, Massachusetts 01851

Attn: General Counsel

Facsimile: (978) 656-2678

Email: clay.simpson@macom.com

With a copy (which will not constitute notice but which is nonetheless required for notice) to:

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

Attention: Jeff Beuche

Facsimile: (303) 291-2400

Email: jbeuche@perkinscoie.com

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If to the Escrow Agent:

Wells Fargo Bank, N.A.

Corporate Trust Services, MAC C7300-107

1740 Broadway

Denver, Colorado 80274

Attention: Michael W. McGuire

Facsimile No.: (303) 863-5645

E-mail: Michael.W.McGuire@WellsFargo.com

Section 4.4 Governing Law. This Agreement will be governed in all respects by and construed in accordance with the Laws of the State of Delaware without regard to any Laws relating to choice of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties and the Escrow Agent hereby waives the right to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Section 4.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties hereto related to the Escrow Property. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible. If the parties (after negotiation in good faith) are unable to so agree, then each party hereto intends that such term of other provisions will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

Section 4.7 Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits will mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender will include the masculine, feminine and neuter, (c) the term “including” will mean “including without limitation” (i.e., by way of example and not by way of limitation), (d) all references to statutes and related regulations will include all amendments of the same and any successor or replacement statutes and regulations, (e) references to “hereof”, “herein”, “hereby” and similar terms will refer to this entire Escrow Agreement (including the Schedules and Exhibits hereto), (f) references to any Person will be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), (g) whenever this Agreement refers to a number of days, such number will refer to calendar days, unless such reference is specifically to “Business Days,” (h) the word “or” will not be exclusive, and (i) all references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

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Section 4.8 Amendment. This Agreement may be amended, modified, supplemented, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.9 Waivers. The failure of any party to this Agreement at any time or times to require performance of any provision under this Agreement will in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, will neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

Section 4.10 Headings. Section headings of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original, and such counterparts will together constitute one and the same instrument. The Parties and the Escrow Agent may deliver this Agreement by facsimile or *.pdf signature, and each Party and the Escrow Agent will be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

Section 4.12 Authorship. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against any party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.

Section 4.13 Nature of Interest in Escrow Property; Improper Withdrawal of Funds. It is the intent of Seller and Purchaser that (a) Seller’s interest in the Escrow Property and (b) Purchaser’s interest in the Escrow Property is, in each case, merely a contingent right to payment, and that neither a voluntary nor involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of Seller or Purchaser, as the case may be (each, a “Bankruptcy Event”), will increase either Seller’s or Purchaser’s respective interest in the Escrow Property or affect, modify, convert or otherwise change the contingent nature of its respective right to payment of the Escrow Property in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Escrow Agent distributes or otherwise releases any Escrow Property to a Party or any of its successors or assigns (including, upon the occurrence of a Bankruptcy Event) in breach of the terms of this Agreement or the Purchase Agreement, then such Party covenants and agrees (i) to hold any such funds in trust for the exclusive benefit of the other Party in an account separate and apart from such Party’s other assets, (ii) not to comingle such funds with such Party’s other assets, and (iii) to promptly (and in no event later than one Business Day) return such funds to the Escrow Agent for deposit into the Escrow Account.

Section 4.14 Publication; Disclosure. By executing this Agreement, the Parties and the Escrow Agent acknowledge that this Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Agreement and related information to individuals or entities not a party to this Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Agreement and information contained therein. If a Party is aware on the date hereof that it must disclose or publish this

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Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it will, to the extent permitted by law, notify in writing the other Party and the Escrow Agent prior to the time of execution of this Agreement of the legal requirement to do so. If, after the date of execution of this Agreement, a Party becomes subject to an obligation to disclose or publish this Agreement or information contained herein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial or administrative order, subpoena or discovery request, it will, to the extent permitted by law, notify in writing the other Party and the Escrow Agent of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Agreement, that Party will promptly notify in writing the other Parties and the Escrow Agent. Notwithstanding the foregoing, the Parties will be permitted to disclose any information to their respective employees, advisors and consultants on a need-to-know basis.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

PURCHASER:

AUTOLIV ASP INC.

By:
Name:
Title:

[Signature Pages to Escrow Agreement]

SELLER:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

[Signature Pages to Escrow Agreement]

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Pages to Escrow Agreement]

EXHIBIT B—

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [            ], 2015 (the “Effective Date”), is made by and between M/A-COM Technology Solutions Inc., a Delaware corporation (“M/A-COM”), and Autoliv ASP Inc., an Indiana corporation (“Autoliv”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of July 16, 2015 (the “Purchase Agreement”), by and among M/A-COM, Autoliv, [            ] (f/k/a M/A-COM Auto Solutions Inc.), a Delaware corporation (“Auto Solutions”), and M/A-COM Technology Solutions Holdings, Inc. (solely for the limited purposes set forth therein), M/A-COM agreed to sell, and Autoliv agreed to purchase from M/A-COM, all of the outstanding capital stock of Auto Solutions for the consideration and upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the Closing pursuant to the Purchase Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement as of the Closing to address the provision by M/A-COM of certain post-Closing services to Autoliv.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

SERVICES

1.1 Services. This Agreement sets forth the terms and conditions for the provision by M/A-COM to Autoliv of those certain services and the granting by M/A-COM to Autoliv and Auto Solutions of the use of certain premises and personal property described in the service attachment attached hereto as Exhibit A (as the same may be amended from time to time to reflect any additional or modified Services, the “Service Attachment”), along with any services provided by third parties (each, a “Third Party Provider”) in connection therewith (each, a “Service” and, collectively, the “Services”), for the respective periods, and on the respective terms and conditions, set forth herein and in the Service Attachment. Notwithstanding the contents of the Service Attachment, M/A-COM agrees to reasonably consider any reasonable request by Autoliv for access to any additional services that are necessary for the operation of Auto Solutions as conducted as of the Effective Date and which are not currently contemplated in the Service Attachment, and potentially to quote the provision of such additional services for an additional fee to be discussed between the parties at the applicable time. Unless otherwise agreed in writing by the parties, any such additional services so provided by M/A-COM shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on a Service Attachment as of the date hereof.

1.2 Provision of Services. Commencing on the Effective Date and continuing through the Term (as defined below), M/A-COM will provide the Services to Autoliv, unless (a) otherwise indicated on the Service Attachment, (b) this Agreement is automatically modified by termination of a Service by Autoliv, (c) otherwise mutually agreed to by the parties hereto in writing, or (d) this Agreement is terminated or expires in accordance with Article II or VI.

1.3 Appointment of Service Coordinators. During the Term, each party hereto will designate one or more employees with sufficient knowledge and background to act as the principal point-of-contact between Autoliv and M/A-COM in connection with this Agreement for Services specified in the Service Attachment (each, a “Service Coordinator”). The Service Coordinators will coordinate the provision of the Services and will serve as the primary contact with the other party hereto in connection with this Agreement. The Service Coordinators will meet from time to time, as reasonably requested by either Autoliv or M/A-COM, to discuss the Services and any issues with respect thereto. The names of the Service Coordinators for Autoliv and M/A-COM as of the Effective Date are set forth in the Service Attachment. Each of Autoliv and M/A-COM from time to time may change one or more of its Service Coordinators upon written notice to the other party hereto.

1.4 Access; Books and Records. Autoliv will make available on a timely basis to M/A-COM all information and materials reasonably requested by M/A-COM to the extent necessary for M/A-COM to provide the Services hereunder. Autoliv will give, and will cause Auto Solutions to give, M/A-COM and its representatives reasonable access, during regular business hours and at such other times as are reasonably required, to Auto Solutions’ premises to the extent necessary for M/A-COM to provide the Services hereunder; provided that such access does not unreasonably interfere with the operations of Autoliv or Auto Solutions. M/A-COM will keep reasonable books and records of the Services provided hereunder and reasonable supporting documentation of all charges and fees incurred in connection with providing the Services. M/A-COM will make such books and records available to Autoliv and Auto Solutions and its representatives during regular business hours upon reasonable advance written notice; provided that such access will be provided only to the extent (a) it does not unreasonably interfere with the operations of M/A-COM and (b) it is reasonably necessary to confirm calculations and expenses.

1.5 Cooperation. Each of the parties hereto will reasonably cooperate in good faith with the other in connection with the Services to be provided under this Agreement. Each of the parties hereto will take such actions, upon the written request of the other party hereto and in addition to the actions required to perform the Services hereunder or as otherwise specified in this Agreement, as may be necessary or reasonably required to implement or give effect to the terms and conditions of this Agreement; provided that in no event will either party hereto be required to license, acquire or transfer any property or assets in connection with such actions or incur any out-of-pocket expenses in connection with such actions, unless in the case of expenses the requesting party reimburses such party for such expenses.

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ARTICLE II

TERM

2.1 Term. Unless terminated earlier in accordance with Article VI, modified or extended in writing jointly by Autoliv and M/A-COM, the term of this Agreement will commence on the Effective Date and will expire on December 31, 2015 (the “Term”). Notwithstanding the foregoing, and without limiting Section 6.1, the parties hereto may agree in the Service Attachment to a different period of time for the performance of any particular Service, in which case the Term for such Service will be for such time as is stated in the Service Attachment or the applicable amendment thereto.

ARTICLE III

COMPENSATION FOR SERVICES; PAYMENT TERMS

3.1 Compensation for Services. Subject to the terms and conditions of this Agreement, the total compensation payable by Autoliv to M/A-COM for the Services provided pursuant to the Service Attachment (the “Services Costs”) will consist of an aggregate amount equal to: (a) a fixed monthly fee of $20,000 per calendar month (pro-rated for any partial calendar month during the Term) for Services provided pursuant to the Service Attachment other than for use of the Licensed Premises (as defined in Schedule #3 of the Service Attachment); (b) a fixed monthly fee of $23,500 per calendar month for use of the Licensed Premises (pro-rated for any partial calendar month for which Autoliv uses the Licensed Premises); (c) such additional costs, fees and charges as may be set forth in the Service Attachment; and (d) any reasonable and documented out-of-pocket costs, fees and charges paid by M/A-COM to Third Party Providers in connection with performing the Services.

3.2 Payment Terms. As soon as practicable after the end of each calendar month, M/A-COM will submit to Autoliv an invoice setting forth in reasonable detail, with such supporting documentation as Autoliv may reasonably request, the Services Costs in such preceding calendar month (each, an “Invoice”). Autoliv will pay the aggregate amount set forth in each Invoice to M/A-COM within five Business Days of its receipt of such Invoice. If such payment is not received by M/A-COM within such five-Business Day period, then Autoliv will also pay M/A-COM interest from and after the first day following such five-Business Day period in respect of such Invoice through, but excluding, the date of payment by Autoliv, at a rate per annum equal to three percent.

3.3 Disputed Invoices. If Autoliv reasonably disputes its obligation to pay the full amount of an Invoice, Autoliv shall so notify M/A-COM in writing, which notice shall specify the amount of the Invoice that is disputed and the reasonably detailed basis for Autoliv’s belief that it is not obligated to pay such amount as provided in such Invoice. Each party’s Service Coordinator shall then promptly confer with the goal of resolving such dispute. If, within five Business Days after Autoliv’s notice of dispute, the Service Coordinators fail to resolve such dispute, a senior executive representative of Autoliv and M/A-COM shall promptly meet and make all good faith efforts to resolve such dispute, and either party may commence any formal proceedings notwithstanding the occurrence or nonoccurrence of such senior executive meeting.

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ARTICLE IV

RELATIONSHIP TO OTHER DOCUMENTS

4.1 Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and the Service Attachment, then the provisions of the Service Attachment will control with respect to the rights and obligations of the parties hereto regarding the Services (including any additional or modified Services). If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Purchase Agreement or any other Transaction Document, then the provisions of this Agreement will control solely with respect to the rights and obligations of the parties hereto regarding the Services.

ARTICLE V

FORCE MAJEURE; INDEMNIFICATION

5.1 Force Majeure. Except for payment of amounts due, neither party hereto will be held liable for any delay or failure in performance of any part of this Agreement, including the Service Attachment, from any cause not primarily attributable to its gross negligence or willful misconduct or beyond its reasonable control, including acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, or disruptions in Internet and other telecommunication networks and backbones, power and other utilities. Upon the occurrence of a condition described in this Article V, the party hereto whose performance is prevented will provide written notice to the other party hereto, and the parties hereto will promptly confer, in good faith, on what action may be taken to minimize the impact on both parties of such condition and will use their commercially reasonable efforts to minimize the delay or failure resulting from such condition.

5.2 Indemnification.

(a) Subject to the other limitations set forth in Section 5.3, each party hereto (in such capacity, the “Indemnifying Party”) will indemnify, reimburse and hold harmless the other party hereto and its Affiliates and equityholders and their respective successors, assigns, officers, directors, managers, employees, consultants, advisors, agents and representatives (collectively, the “Indemnified Persons”) from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) asserted against, imposed upon, suffered by or incurred by any of the Indemnified Persons as a result of, with respect to, or arising from any breach or default caused by the Indemnifying Party’s gross negligence or willful misconduct in the performance of its obligations under this Agreement (including the performance of the Services); provided that the Indemnifying Party will not be liable to the extent that Losses result from or arise out of any Indemnified Person’s bad faith, gross negligence or willful misconduct.

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(b) Without limitation or duplication of clause (a), Autoliv will indemnify, reimburse and hold harmless M/A-COM and its Indemnified Persons from and against any Losses asserted against, imposed upon, suffered by or incurred by M/A-COM or any of its Indemnified Persons (i) as a result of any damage to or corruption of any electronic information, data or information technology infrastructure that M/A-COM can reasonably demonstrate was caused by Autoliv’s or any of Autoliv Personnel’s (as defined below) access to M/A-COM’s computer, telephone or other information technology networks, components or systems and (ii) as a result of, with respect to, or arising from the actions (or any failure to act) of Autoliv Personnel caused by the gross negligence or willful misconduct of any such Autoliv Personnel. Autoliv Personnel shall mean all personnel employed, engaged or otherwise furnished by Autoliv who are under the Control of Autoliv in connection with the rendering of the Services by M/A-COM or the receipt of Services by Autoliv pursuant to this Agreement.

(c) Without limitation or duplication of clause (a), M/A-COM will indemnify, reimburse and hold harmless Autoliv and its Indemnified Persons from and against any Losses asserted against, imposed upon, suffered by or incurred by Autoliv or any of its Indemnified Persons (i) as a result of any damage to or corruption of any electronic information, data or information technology infrastructure that Autoliv can reasonably demonstrate was caused by M/A-COM’s or any of M/A-COM Personnel’s access to Autoliv’s computer, telephone or other information technology networks, components or systems and (ii) as a result of, with respect to, or arising from the actions (or any failure to act) of M/A-COM Personnel caused by the gross negligence or willful misconduct of any such M/A-COM Personnel.

5.3 Limitation of Liability. In no event will either party be liable (whether in tort, equity, contract, warranty or otherwise and notwithstanding any fault, negligence, product liability, or strict liability) for any indirect, punitive, incidental, exemplary, special, consequential or similar damages, including business interruption, unavailability of any network, downtime, lost business or profits, or loss or corruption of data sustained by any Person arising from or related to this Agreement, including the Service Attachment, or any use, inability to use or results of use of the Services or otherwise, even if any Person was advised of the possibility of such damages. In no event will M/A-COM be liable for an amount greater than the total Service Costs actually received by M/A-COM for Services rendered pursuant to this Agreement during the Term.

ARTICLE VI

TERMINATION

6.1 Termination for Convenience. Subject to the limitations set forth in the Service Attachment, Autoliv will have the right to terminate any Service, in whole or in part, upon fifteen days’ prior written notice to M/A-COM. Upon any such termination, for the remainder of the Term, Autoliv will no longer be entitled to such terminated Service. If all Services will have been migrated or terminated under this provision prior to the expiration of this Agreement, then M/A-COM or Autoliv will have the right to terminate this Agreement upon written notice to the other party hereto.

6.2 Termination for Default. In the event that Autoliv fails to pay in full for Services when due in accordance with the terms of this Agreement, M/A-COM will have the right, in its sole discretion, to terminate this Agreement if Autoliv has failed to cure such default within five days following written notice of the default. Except as set forth in the immediately

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preceding sentence, in the event that either party hereto defaults, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement, the non-defaulting party will have the right, in its sole discretion, to terminate this Agreement if the defaulting party (i) has failed to cure such default within fifteen days of written notice of default or if such default is such that it will take more than fifteen days to cure, within an extended time period which will be no longer than what is reasonably necessary to effect performance or compliance (the “Extended Cure Period”) or (ii) has failed to diligently pursue the curing of such default within such Extended Cure Period.

6.3 Effect of Termination. The provisions of Article III, Article IV, Article V, Article VI, Section 7.5 and Article VIII will survive the termination or expiration of this Agreement.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Compliance with Laws. Each party hereto will comply, at its own expense (subject to Autoliv’s obligation to pay to M/A-COM the Services Costs in accordance with Section 3.1), with the provisions of all laws applicable to the performance of its obligations under this Agreement. Notwithstanding the description of the Services in this Agreement, (a) M/A-COM will not provide any Services that would involve the rendering of legal, regulatory or tax advice or counsel, and (b) Autoliv has sought and will continue to seek the advice of its legal, regulatory and tax counsel and advisors as it deems necessary in its business judgment.

7.2 Performance. M/A-COM agrees to perform the Services consistent with past custom and practice and at substantially the same volume, level of quality, priority, diligence, and degree of care as the Services were provided by M/A-COM and its Affiliates prior to the Effective Date. M/A-COM agrees to assign, at all times, sufficient resources and qualified personnel as are reasonably required in M/A-COM’s reasonable judgment and discretion to perform the Services in accordance with the standards set forth in the preceding sentence.

7.3 Use of Services. Autoliv agrees that (a) the Services will be used in a manner that is consistent in all material respects with the past custom and practice (including with respect to quantity and frequency) of the business and operations of the Business prior to the Effective Date.

7.4 Access to Systems.

(a) Autoliv agrees that if Autoliv or any of its employees accesses M/A-COM’s computer, telephone or other information technology networks, components or systems during the Term, then Autoliv and each of its employees with access to such computer, telephone or other information technology networks, components or systems will abide by M/A-COM’s information technology, security and other written policies applicable to such use provided to them, as in effect from time to time, and will execute a copy of any reasonably requested confidentiality agreements.

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(b) M/A-COM agrees that if M/A-COM or any of its employees (or M/A-COM Personnel) accesses Autoliv’s computer, telephone or other information technology networks, components or systems during the Term, then M/A-COM and each of its employees (and M/A-COM Personnel) with access to such computer, telephone or other information technology networks, components or systems will abide by Autoliv’s information technology, security and other written policies applicable to such use provided to them, as in effect from time to time, and will execute a copy of any reasonably requested confidentiality agreements.

7.5 No Other Representations or Warranties. Neither party hereto nor any other Person makes any express or implied representation or warranty on behalf of either party hereto with respect to the Services, at law or in equity, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

7.6 Other Business. Notwithstanding any other provision herein and for the avoidance of doubt, M/A-COM may provide the same or similar services that involve the same, similar or other resources as those used to provide the Services to itself, its Affiliates and any other Person.

ARTICLE VIII

MISCELLANEOUS

8.1 Relationship of the Parties. The parties hereto agree that each party hereto is engaged in a business that is independent from that of the other party hereto and each party hereto will perform its obligations as an independent contractor. It is expressly understood and agreed that (a) M/A-COM and Autoliv are not partners, joint venturers, joint employers or co-employers, (b) nothing contained herein is intended to create an agency relationship or a partnership, joint venture, joint employer or co-employer relationship, (c) M/A-COM is not an agent of Autoliv or any of its Affiliates, (d) M/A-COM has no authority to represent Autoliv or any of its Affiliates as to any matters, except as expressly authorized pursuant to this Agreement or in writing by Autoliv from time to time, (e) Autoliv is not an agent of M/A-COM or any of its Affiliates, and (f) Autoliv has no authority to represent M/A-COM or any of its Affiliates as to any matters, except as expressly authorized pursuant to this Agreement or in writing by M/A-COM from time to time.

8.2 Employees of M/A-COM. M/A-COM will be solely responsible for the supervision and control of, and for payment of compensation to, all personnel employed, engaged or otherwise furnished by M/A-COM who are under the Control of M/A-COM in connection with its rendering of the Services (collectively, “M/A-COM Personnel”). As between Autoliv and M/A-COM, M/A-COM will be responsible for any injury to the M/A-COM Personnel in the course of their employment during the Term, except to the extent such injury is caused due to the gross negligence or willful misconduct of Autoliv. M/A-COM will assume full responsibility for payment of all federal, state and local Taxes or contributions imposed or required under unemployment insurance, social security and income Tax laws with respect to the M/A-COM Personnel during the Term.

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8.3 Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by electronic transmission in PDF format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given on the first Business Day following transmission; provided, however, that a notice delivered by facsimile or electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two business days after its delivery by facsimile or electronic transmission. All notices will be addressed as follows:

if to Autoliv, then addressed to:

Autoliv ASP Inc.

26545 American Drive

Southfield, Michigan 48034

Attention: Michael S. Anderson

Facsimile: (801) 625-7399

Email: mike.anderson@autoliv.com

with a copy (which will not constitute notice) to:

Alston & Bird LLP

950 F Street N.W.

Washington, D.C. 20004

Attention: David A. Brown

Facsimile: (202) 654-4963

Email: dave.brown@alston.com

if to M/A-COM, then addressed to:

M/A-COM Technology Solutions Inc.

100 Chelmsford St.

Lowell, Massachusetts 01851

Attention: General Counsel

Facsimile: (978) 656-2678

Email: clay.simpson@macom.com

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with a copy (which will not constitute notice) to:

Perkins Coie LLP

1900 16th Street

Suite 1400

Denver, CO 80202

Attention: Jeff Beuche

Facsimile: (303) 291-2400

Email: jbeuche@perkinscoie.com

8.4 Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby, or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, will be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE CITY OF WILMINGTON, DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 8.3, AND THAT SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS PARAGRAPH WILL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.5 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by M/A-COM or Autoliv (whether by operation of law or otherwise) without the prior written consent of the other party hereto, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent will be required for an assignment or a delegation by M/A-COM to any of its Affiliates; provided, further, that no such consent will be required for an assignment by Autoliv of its right to receive Services to any of its Affiliates that participate in the operation of the Business. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by M/A-COM and Autoliv and their respective successors and permitted assigns. Except in connection with an assignment permitted pursuant to this Section 8.5, in no event will M/A-COM be required to provide any Service to any Person other than Autoliv or Auto Solutions. No assignment shall relieve the assigning party of any of its obligations hereunder.

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8.6 Entire Agreement. This Agreement (including the Service Attachment) constitutes the entire agreement by and between the parties pertaining to the provision of the Services and supersede all prior and contemporaneous agreements, arrangements and understandings of the parties with respect to such subject matter. Nothing in this Agreement will expand any of the parties’ obligations under the Purchase Agreement.

8.7 Amendments and Waivers. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by both parties hereto. Any provision of this Agreement may be waived to the extent permitted by applicable law if, and only if, such waiver is in writing and signed by the party hereto granting the waiver. No failure or delay by either party hereto in exercising any right, remedy, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.8 Interpretation. The section and other headings and subheadings contained in this Agreement and the Service Attachment are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or the Service Attachment. All references to days or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to “Article” or “Section” will be deemed to refer to an article or a section of this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the term “including” herein means “including without limitation.”

8.9 Severability. Each term or provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein are held, for any reason, to be invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent but only to the extent of such invalidity, illegality or unenforceability, without rendering invalid or unenforceable the remainder of such provision or provisions of this Agreement; provided, however, that if the removal of such offending provision materially alters the burdens or benefit of either of the parties under this Agreement, then the parties hereto agree to negotiate in good faith such modifications to this Agreement, if any, as are appropriate to ensure that the burdens and benefits of each party hereto under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated herein.

8.10 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and their respective successors and permitted assigns, there will exist no right of any Person to claim a beneficial interest in this Agreement or any rights arising out of this Agreement.

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8.11 Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy by a party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

8.12 Expenses. Except as otherwise provided in this Agreement, the parties hereto will bear their own expenses (including all time and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement.

8.13 Counterparts. This Agreement may be executed in multiple counterparts (including by means of faxed or emailed signature pages), any one of which need not contain the signatures of more than one party hereto, but all such counterparts taken together will constitute one and the same instrument.

8.14 No Set-Off. The obligations under this Agreement will not be subject to set-off for non-performance or any monetary or non-monetary claim by either party hereto or any of its respective Affiliates under any other agreement between the parties hereto or any of their respective Affiliates.

8.15 Confidentiality.

(a) Autoliv and its officers, directors, managers, employees, advisors, financing sources, agents and representatives will not disclose any confidential information about M/A-COM or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement unless (i) disclosure is compelled by judicial or administrative process, (ii) based on advice of such Person’s counsel, disclosure is compelled by other requirements of applicable Law or (iii) the confidential information relates to the business and operations of Autoliv. The obligations of Autoliv under this Section 8.15(a) will survive the termination or expiration of this Agreement.

(b) M/A-COM and its officers, directors, managers, employees, advisors, financing sources, agents and representatives will not disclose any confidential information about Autoliv or any of its Affiliates obtained as a result of the exercise of its rights or performance of its obligations under this Agreement unless (i) disclosure is compelled by judicial or administrative process or (ii) based on advice of such Person’s counsel, disclosure is compelled by other requirements of applicable Law. The obligations of M/A-COM under this Section 8.15(c) will survive the termination or expiration of this Agreement.

(c) Subject to the provisions of the Purchase Agreement, promptly after a Service is terminated, each of Autoliv and M/A-COM will return or, with written consent of the other party hereto, destroy (together with certification to the other party of such destruction) all material and property owned by the other party, including any and all material and property of a proprietary nature involving the other party relevant to the provision of that Service and no longer needed regarding the performance of other Services under this Agreement

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within thirty days after the applicable migration or termination. Upon termination or expiration of this Agreement, each of Autoliv and M/A-COM will return or, with written consent of the other party hereto, destroy (together with certification to the other party of such destruction) any and all material and property of a proprietary nature involving the other party in its possession or control within thirty days after such termination or expiration of this Agreement.

(d) Notwithstanding any provision to the contrary herein, (i) each party hereto may pursue, at its discretion, enforcement of this Section 8.15 in any court of competent jurisdiction (each, a “Court”), and (ii) in no event will either party hereto be held liable for the other party’s legal fees or costs in pursuit of such claim, unless there is a final determination by such Court that the party pursuing such claim acted in manifest bad faith.

(e) The parties hereto agree that money damages would not be an adequate remedy for any breach this Section 8.15, and any breach of the terms of this Section 8.15 would result in irreparable injury and damage for which neither party hereto would have an adequate remedy at law. Therefore, in the event of a breach or a threatened breach of this Section 8.15, each party hereto, in addition to any other rights and remedies existing in its favor at law or in equity, will be entitled to specific performance or to seek immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of this Section 8.15 (without posting a bond or other security), without having to prove damages. The terms of this Section 8.15 will not prevent either party hereto from pursuing any other available remedies for any breach or threatened breach of this Agreement.

8.16 Delivery by Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

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SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AUTOLIV:

AUTOLIV ASP INC.

By:
Name:
Title:

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

M/A-COM:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

EXHIBIT A

SERVICE ATTACHMENT

A-1

EXHIBIT C—

FORM OF

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [            ], 2015 (the “Contribution Date”), is made by and among M/A-COM Technology Solutions Inc., a Delaware corporation (“M/A-COM”), M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Holdings” and, together with M/A-COM, each, a “Transferor,” and, collectively, the “Transferors”), and [            ] (f/k/a M/A-COM Auto Solutions Inc.), a Delaware corporation and wholly-owned subsidiary of M/A-COM (the “Company”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings given to them in Section 4.1.

RECITALS

A. Prior to the Contribution (as defined below), Transferors, among other things, were, and following the Contribution, the Company will be, engaged in the automotive module business, which designs, develops and sells integrated global positioning system (GPS) modules and ECUs for commercial automotive applications (the “Business”); provided, however, that the “Business” will not include the Excluded Business.

B. The Company was incorporated on July 15, 2008 under and pursuant to the Delaware General Corporation Law.

C. Immediately prior to the Closing, as a capital contribution to the Company, (i) each Transferor desires to contribute to the Company all of its right, title and interest in, to and under all of the Contributed Assets, and the Company desires to accept such contribution, on the terms and subject to the conditions set forth herein, and (ii) the Company desires to assume all of the Assumed Liabilities (such transactions, collectively, the “Contribution”).

D. It is intended that the Contribution shall be treated for U.S. federal and applicable state and local income tax purposes as a contribution to M/A-COM of the Contributed Assets contributed by Holdings, followed by a contribution by M/A-COM to the Company of all of the Contributed Assets, in one or more transactions governed by Section 118(a) and/or Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

CONTRIBUTION OF CONTRIBUTED ASSETS; ISSUANCE OF SHARES

SECTION 1.1 Contribution. On the terms and subject to the conditions set forth in this Agreement, and subject to the assumption of the Assumed Liabilities by the Company pursuant to Section 1.3, each Transferor hereby contributes, transfers, conveys, assigns and delivers to the Company, and the Company hereby accepts, all of the right, title and interest in, to and under the rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated, including all Intellectual Property (as defined below)) of such Transferor, in each case that are primarily used in the conduct of the Business, including the following (other than the Excluded Assets) to the extent they are primarily used in the conduct of the Business (collectively, the “Contributed Assets”):

(a) Accounts Receivable. All accounts or notes receivable held by either Transferor and any security, claim, remedy or other right related to any of the foregoing set forth on Schedule 1.1.

(b) Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including those set forth on Schedule 1.1.

(c) Contractual Obligations. All Contractual Obligations, including IP Agreements, set forth on Schedule 1.1.

(d) Intellectual Property. All Intellectual Property set forth on Schedule 1.1.

(e) Tangible Personal Property. All furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers and other tangible personal property, including those listed on Schedule 1.1.

(f) Actions. All rights to any Actions of any nature available to or being pursued by either Transferor, whether arising by way of counterclaim or otherwise.

(g) Prepaid Expenses. All prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes).

(h) Warranties. All of either Transferor’s rights under warranties, indemnities and all similar rights against third parties, .

(i) Books and Records. Originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, records regarding warranty or recall claims, records related to insurance claims, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any governmental authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property and the IP Agreements.

(j) Goodwill. All goodwill and the going concern value of the Business.

SECTION 1.2 Excluded Assets. The provisions of Section 1.1 notwithstanding, neither Transferor (on behalf of itself or any of its Affiliates) contributes, transfers, assigns, conveys or delivers to the Company, and the Company does not accept the following assets of either Transferor or any of its Affiliates (collectively, the “Excluded Assets”):

(a) Corporate Records. Either Transferor’s charter, corporate seal, minute book, stock book or other corporate records relating to its corporate existence.

(b) Capital Stock. Any Capital Stock of either Transferor.

(c) Excluded Contracts. Those rights and assets pursuant to the Contractual Obligations described on Schedule 1.2(c) hereto (the “Excluded Contracts”).

(d) Certain Records. Any books, records, files or other embodiments of information to the extent related to the Excluded Business, any of the other Excluded Assets or any of the Excluded Liabilities.

(e) Excluded Business Assets. Those rights and assets that are not primarily used in the conduct of the Business.

(f) Other Excluded Assets. Those rights and assets that are set forth or otherwise described on Schedule 1.2(f) hereto.

(g) Cash. Any cash or cash equivalents of either Transferor.

(h) Insurance Policies. Any insurance policies, (including all coverage for all periods)

(i) Tax Refunds/Credits. Any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any governmental authority with respect to Taxes paid or to be paid by either Transferor or any of their respective affiliates.

(j) Records. Any tax records of either Transferor.

(k) Employee Benefit Plans. Any assets related to any employee benefit plan, fund, program, policy, practice or arrangement sponsored by either Transferor or any ERISA Affiliate of either Transferor (each such plan, fund, program, policy, practice or arrangement, an “Employee Benefit Plan”).

(l) Rights under this Agreement. Any rights of either Transferor under this Agreement or any other agreement, certificate or instrument otherwise delivered in connection with this Agreement.

(m) Name and Marks. Any trade names or trademarks of either Transferor except to the extent expressly specified in Schedule 1.1 hereto.

(n) Domain Names. Any domain names or URLs of either Transferor except to the extent expressly specified in Schedule 1.1 hereto.

(o) Back Office IP. Any Intellectual Property used to operate the corporate and administrative functions of the Business and not used in products sold by the Business, which includes, but is not limited to, software used for accounting, manufacturing, document management, email, communications, personnel management, contract management, customer relationship management, sales and marketing, electronic data interchange, design tools, enterprise resource management, and other back office systems.

SECTION 1.3 Liabilities Assumed. Except as and to the extent specifically set forth in Section 1.4, the Company hereby assumes and agrees to perform, pay or otherwise discharge in full when due or payable all Liabilities of Transferors with respect to the Business or any of the Contributed Assets (collectively, the “Assumed Liabilities”).

SECTION 1.4 Liabilities Not Assumed. Notwithstanding the provisions of Section 1.3, the Company has not and will not assume, and Transferors do not transfer to the Company, the following Liabilities of Transferors (all of which will be and remain the responsibility of Transferors) (the “Excluded Liabilities”): (a) any Liability of either Transferor to the extent related to such Transferors’ operation or conduct of the Excluded Business; (b) any Liability of either Transferor to the extent related to any Excluded Asset; and (c) any Liability of any Transferor to the extent related to any Employee Benefit Plan.

SECTION 1.5 Settlement Agreement. In connection with the contribution of that certain Settlement Agreement, effective as of the August 13, 2014, by and between Holdings and Ford Motor Company (together with any amendments, addenda and exhibits thereto, the “Settlement Agreement”) pursuant to Section 1.1, the Company hereby agrees to be bound by (a) all of the Patent Obligations (as defined in that certain Settlement Agreement) pursuant to Section 6.2 of the Settlement Agreement and (b) all of the other provisions of the Settlement Agreement as if the Company were a party thereto and stood in the shoes of MACOM (as defined in the Settlement Agreement) thereunder.

SECTION 1.6 Closing. The closing (the “Closing”) of the Contemplated Transactions is occurring simultaneously with the execution and delivery of this Agreement by the parties hereto on the date hereof (the “Closing Date”).

SECTION 1.7 Closing Deliveries. Transferors will deliver or cause to be delivered to the Company the Intellectual Property Assignments set forth in Exhibit A.

SECTION 1.8 Further Documents or Necessary Action. Transferors and the Company each will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to (a) transfer, assign, and convey all right, title, and interest in and to the Contributed Assets, including all Intellectual Property included in the Contributed Assets, (b) evidence or perfect the ownership of the Contributed Assets by the Company, including all Intellectual Property included in the Contributed Assets, and (c) carry out or evidence the provisions hereof.

SECTION 1.9 Assignment of Contracts and Rights. This Agreement will not constitute an agreement to assign or assume any Contractual Obligation or any claim, right, benefit or liability arising thereunder, if such assignment, without the approval or consent of a third party or Governmental Authority thereto, would be ineffective or would constitute a breach or other contravention thereof or give rise to any right of termination thereof and such approval or consent is not obtained (the “Unassigned Contracts”). If any transfer or assignment by Transferors to the Company, or any assumption by the Company of, any interest in, or liability, obligation or commitment under any Contractual Obligation or any claim, right, benefit or liability arising thereunder requires the consent of a third party, then such transfer or assignment or assumption will be made subject to such consent being obtained. The Company agrees that neither Transferors nor any of their respective affiliates will have any liability to the Company arising out of or relating to the failure to obtain any such consent or because of any circumstances resulting therefrom. Transferors will (at the Company’s sole cost and expense) use their respective commercially reasonable efforts to obtain the approval or consent of such third party or Governmental Authority for the assignment to or assumption by the Company of any such Contractual Obligation, claim, right, benefit or liability arising thereunder. If, as of the Closing Date, such assignment or assumption will be ineffective or will give rise to any right of termination or other breach or default thereof, then such Unassigned Contract will not be assigned and the parties hereto will reasonably cooperate in arranging a lawful and commercially reasonable alternative to enable the Company to obtain the benefits and assume the obligations under such Contract as of the Closing Date or as soon as practicable thereafter (including through a sub-contracting, sub-licensing, sub-participation or sub-leasing agreement, or an arrangement under which such Transferor would enforce such Unassigned Contract for the benefit of the Company, with the Company, to the extent permissible, assuming such Transferor’s obligations and any and all rights of such party against the other party thereto), and the Company will assume and pay, perform and discharge any resulting or related economic burden (including any related Tax). If the written approval of the Contemplated Transactions by the other party to such Unassigned Contract is obtained, then such written approval will constitute a confirmation (automatically and without further action of the parties) that such Unassigned Contract is assigned to the Company as of the Closing Date, and (automatically and without further action of the parties) that the Liabilities (which constitute Assumed Liabilities under this Agreement) with respect to such Unassigned Contract are assumed by the Company as of the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TRANSFERORS

SECTION 2.1 Representations and Warranties of Transferors. Each Transferor hereby represents and warrants jointly and severally to the Company as of the Closing the following:

(a) Such Transferor has all requisite corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation by such Transferor of the Contemplated Transactions have been duly and validly approved by the board of directors of such Transferors and, in the case of M/A-COM, Holdings as its sole stockholder. No other proceedings are necessary on the part of such Transferors to authorize the execution, delivery and performance of this Agreement and the consummation by such Transferor of the Contemplated Transactions.

(b) This Agreement has been duly authorized, executed and delivered by a duly authorized officer or other signatory of such Transferor and constitutes a valid and binding obligation of such Transferor, enforceable against such Transferor in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”).

SECTION 2.2 No Other Representation. The Company hereby acknowledges and agrees that neither Transferor makes any representations or warranties whatsoever, express or implied, with respect to any matter relating to this Agreement, the Business, the Contribution, the Contributed Assets or the Assumed Liabilities, except as set forth in Section 2.1. Without limiting the foregoing, each Transferor hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Contributed Assets. Accordingly, the Company accepts the Contributed Assets and the Assumed Liabilities “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Successors and Assigns; No Third-Party Beneficiary. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and all such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party hereto may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party or parties (as applicable) hereto, except that the Company may assign this Agreement without consent to (a) any of its affiliates, (b) any of its debt financing sources for collateral assignment purposes and (c) any acquirer of all or substantially all of the equity securities or assets of the Company (however structured). This

Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

SECTION 3.2 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective (or as otherwise expressly provided herein). No waiver by any party hereto of any breach of any representation, warranty, covenant, or agreement hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach of any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party hereto in exercising any right, power, or remedy under this Agreement will operate as a waiver thereof.

SECTION 3.3 Governing Law. This Agreement, the negotiation, terms, and performance of this Agreement, the rights of the parties under this Agreement, and all Actions arising in whole or in part under or in connection with this Agreement, will be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

SECTION 3.4 CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT, BY ITS EXECUTION HEREOF, (A) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSE OF ANY ACTION BETWEEN THE PARTIES HERETO ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, OR THE NEGOTIATION, TERMS OR PERFORMANCE HEREOF, (B) HEREBY WAIVES TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURT, THAT VENUE IN SUCH COURT IS IMPROPER, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH ACTION BROUGHT IN THE ABOVE-NAMED COURT SHOULD BE DISMISSED ON GROUNDS OF FORUM NON CONVENIENS OR IMPROPER VENUE, THAT SUCH ACTION SHOULD BE TRANSFERRED OR REMOVED TO ANY COURT OTHER THAN THE ABOVE-NAMED COURT, THAT SUCH ACTION SHOULD BE STAYED BY REASON OF THE PENDENCY OF SOME OTHER ACTION IN ANY OTHER COURT OTHER THAN THE ABOVE-NAMED COURT OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (C) HEREBY AGREES NOT TO COMMENCE OR PROSECUTE ANY SUCH ACTION OTHER THAN BEFORE THE ABOVE-NAMED COURT. NOTWITHSTANDING THE FOREGOING, A PARTY HERETO MAY COMMENCE ANY ACTION IN A COURT OTHER THAN THE ABOVE-NAMED COURT SOLELY FOR THE PURPOSE OF ENFORCING AN ORDER OR JUDGMENT ISSUED BY THE ABOVE-NAMED COURT.

SECTION 3.5 Service of Process. Each party hereto hereby (a) consents to service of process in any Action between the parties hereto arising in whole or in part under or in connection with this Agreement, the Contemplated Transactions, or the negotiation, terms or performance hereof, in any manner permitted by Delaware Law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at its address specified pursuant to Section 3.7 will constitute good and valid service of process in any such Action, and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

SECTION 3.6 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO AGREE AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, OR THE NEGOTIATION, TERMS OR PERFORMANCE HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 3.7 Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by electronic transmission in .pdf format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given on the first Business Day following transmission; provided, however, that a notice delivered by facsimile or electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two Business Days after its delivery by facsimile or electronic transmission. All notices will be addressed as follows:

If to either Transferor or the Company, then to:

M/A-COM Technology Solutions Inc.

100 Chelmsford St.

Lowell, Massachusetts 01851

Attn: General Counsel

Facsimile: (978) 656-2678

Email: clay.simpson@macom.com

with copies (which will not constitute notice) to:

Perkins Coie LLP 1900 Sixteenth Street, Suite 1400

Denver, CO 80202

Attention: Jeff Beuche

Email: jbeuche@perkinscoie.com

Each of the parties to this Agreement may specify a different address or facsimile number or email address by giving notice in accordance with this Section 3.7 to each of the other parties hereto.

SECTION 3.8 Entire Agreement. Other than the Stock Purchase Agreement by and among Autoliv ASP, Inc., M/A-COM, M/A-COM Auto Solutions Inc., and Holdings (for the limited purpose specified therein) to which this Agreement is an Exhibit, this Agreement and any documents, schedules, instruments, or certificates referred to herein or delivered in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which will be used as evidence of the parties’ intent.

SECTION 3.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Laws and to otherwise give effect to the intent of the parties.

SECTION 3.10 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

SECTION 3.11 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature by any party hereto and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

SECTION 3.12 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. The parties hereto intend that each representation, warranty, covenant, and agreement contained herein will have independent significance. If any party hereto has breached any representation or warranty, or breached or failed to perform any covenant or agreement, contained herein in any respect, the fact that there exists another representation, warranty, covenant, or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached or failed to perform, will not detract from or mitigate the fact that such party has breached or failed to perform the first representation, warranty, covenant, or agreement.

SECTION 3.13 Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Exhibit or Schedule to, this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation”, (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) words expressed in the masculine will include the feminine and neuter genders and vice versa, (f) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and will not simply mean “if,” (g) references to “day” or “days” in the lower case means calendar days, (h) the words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, will refer to this Agreement as a whole and not any particular provisions of this Agreement, (i) references to dollars or “$” are to United States dollars, and (j) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

ARTICLE IV

DEFINITIONS

SECTION 4.1 Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, audit, opposition, interference, hearing, mediation, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or any mediator.

“Business Day” means a day on which banks are open for business in Boston, Massachusetts, but does not include any day that is a Saturday, Sunday or a statutory holiday in Boston, Massachusetts.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, and beneficial interests, and any and all warrants, options, convertible or exchangeable securities, or rights to purchase or otherwise acquire any of the foregoing.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“ECUs” means electronic control units that enable network connected systems to leverage actionable location, time, compass and predictive data to develop an electronic horizon.

“ERISA Affiliate” means any other entity which, together with either Transferor, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended or Section 4001(b) of the United States Employee Retirement Income Security Act of 1974, as amended.

“Excluded Business” means each business of either Transferor (other than the Business).

“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory, including any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.

“Intellectual Property” means all intellectual property rights, in any jurisdiction throughout the world, including: (a) patents and patent applications including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other Governmental Authority-issued indicia of invention ownership; (b) trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names and similar designations of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, including any registration and applications for any of the foregoing; (d) trade secrets and other confidential information, inventions (whether or not patentable), know-how, proprietary processes, formula, algorithms, discoveries, improvements, technology, business and technical information, tools, techniques, models and methodologies and other proprietary information and all rights therein not otherwise described in clauses (a) through (c); (e) database rights; and (f) Software.

“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, primarily relating to Intellectual Property or Licensed Intellectual Property.

“Law” means any applicable law, statute, ordinance, regulation, code, treaty or other requirement having the force of law of any Governmental Authority.

“Liabilities” means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent, due or to become due, or otherwise.

“Licensed Intellectual Property” means all Intellectual Property (other than Back Office IP), in each case in which the rights and interests either Transferor in such Intellectual Property are licensed from other Persons, including any of Transferors’ Affiliates.

“Patents” means patents and patent applications including all reissues, divisionals, provisionals, continuations, and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other governmental authority-issued indicia of invention ownership.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), applications, firmware and other code, including all source code, object code, application programming interfaces, documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Tax” or “Taxes” means, collectively, all federal, state, provincial, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments in the nature of taxes (or unclaimed or abandoned property) of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

[ ] (F/K/A M/A-COM AUTO SOLUTIONS INC.)

By:
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:
Title:

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:
Name:
Title: